Exhibit 10.56

March 23, 2017

Mr. John Wobensmith

Genco Shipping & Trading Limited

299 Park Avenue, 12th Floor

New York, New York 10171

Dear John:

The purpose of this letter is to confirm our understanding regarding that agreement between you and Genco Shipping & Trading Limited (“Genco” or the “Company”) dated September 21, 2007, as amended from time to time prior to the date hereof (the “Agreement”).  When fully executed, this letter shall constitute an amendment to the Agreement.  It is hereby agreed as follows:

1.  Section 6(a) of the Agreement shall be deleted in its entirety and replaced with the following:

“(a)      Genco may immediately terminate your employment for Cause (as defined herein).  In such event, or if you resign (other than for Good Reason or Disability (as defined below)) or retire as an employee of Genco, the obligations of Genco shall cease immediately and you shall not be entitled to any further payments of any kind except for (i) an amount equal to your accrued but unpaid Base Salary through the Termination Date (as defined below in Section 6(e)); (ii) any accrued but unpaid base salary and any business expenses required to be reimbursed under Section 5(e), and (iii) other payments entitlements and benefits, if any, in accordance with applicable plans, programs, arrangements of, or any agreement, including this Agreement, with the Company or any affiliate.  For purposes of this Agreement, Cause shall include:

(i)        any act or failure to act by you involving fraud, material theft or embezzlement;

(ii)       conviction of (or a plea of nolo contendere to) a crime that constitutes a felony or other crime involving moral turpitude, in either case within the meaning of applicable law;

(iii)      in carrying out your duties for the Company, you engage in conduct that constitutes willful gross neglect or willful gross misconduct resulting, in either case, in material economic harm to the Company; or

(iv)      failure or refusal to perform or observe any of your material duties, responsibilities or obligations set forth in this Agreement or your failure to follow the directions of the Board of Directors.

Notwithstanding anything herein to the contrary, your employment shall not be terminated for Cause under Section 6(a)(i), (iii) or (iv) above unless you are given notice by the Company of circumstances constituting the basis for such termination and, if such circumstances are curable, for thirty (30) days after receipt of such notice you have failed to cure them.”

2.  Section 6(c) of the Agreement shall be deleted in its entirety and replaced with the following:

“(c)      In the event of your resignation for Good Reason, or in the event that your employment is terminated by Genco, other than in accordance with Section 6(a) or (b), and subject to your execution and non-revocation of a general release of all claims substantially in the form attached hereto as Exhibit A (the “Release”), you shall be entitled to receive (i) your Base Salary through the Termination Date; (ii)  a lump sum payment equal in amount to double your annualized base salary, as determined on the Termination Date, less all deductions and withholdings, payable within sixty (60) days of your termination date; (iii) a lump sum payment equal to double the average of your three (3) prior years’ Annual Incentive Award payable within sixty (60) days of your termination date and (iv) a pro-rata Bonus for the year in which the Termination Date occurs (the “Pro-rata Bonus”) equal to the amount by which (x) the amount determined by multiplying the average Annual Incentive Award granted to you during the three years preceding the year in which the Termination Date occurs by a fraction, the numerator of which is the number of days you were employed by the Company during the year of termination and the denominator of which is 365 exceeds (y) the value of any Annual Incentive Award granted or paid to you in respect of the year of termination payable within sixty (60) days of your termination date.  For purposes of this Agreement, “Annual Incentive Award” for any year prior to January 1, 2017 shall mean the cash bonus earned by you for such year, including any amounts deferred, and for any year beginning on or after January 1, 2017 shall mean the short-term annual cash bonus earned by you for such year, including any amounts deferred.  In addition, you shall be entitled to any amounts owing to you but not yet paid, including without limitation, any bonus payments awarded for any performance period that has ended and any business expenses required to be reimbursed under Section 5(e), as well as any other payments, entitlements and benefits, if any, in accordance with applicable plans, programs, arrangements of, or any agreement, including this Agreement, with, the Company or any affiliate (the “Accrued Amounts”), payable within twenty (20) days of  your termination.  Additionally, Genco shall provide you with coverage under any Genco Group medical, dental, long-term disability or life insurance benefit plan or program in which you participated immediately prior to such termination or any replacement plan or program (so long as such coverage is available under the Company’s applicable plans or programs) for a period of 24 months following the Termination Date.  Finally, the Company agrees that your rights under COBRA to continued medical and dental coverage shall be deemed to commence after the expiration of such 24-month period, so long as the Company’s policies allow such a commencement.  The Release must be executed and delivered to the Company, with all periods for revocation having expired, within sixty (60) days following the Termination Date, provided that, in the event that such 60-day period spans two different calendar years, then the payments under subclauses (ii), (iii), and (iv) above will not be paid to you before January 1st of the latter of such two calendar years.  Failure to timely execute and return the Release or the revocation thereof shall be a waiver of your right,

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if any, to the benefits set forth in this Section 6(c), except for the Accrued Amounts.  The Company agrees that it will promptly countersign the Release, and provide you with a copy of the countersigned release, upon its receipt of the Release executed by you.”

3.         Section 6(d) of the Agreement shall be deleted in its entirety and replaced with the following:

“(d)        Your resignation shall be deemed to be for “Good Reason” if the Company: (i) materially diminishes your authority, duties or responsibilities (which shall include you no longer serving as the Chief Executive Officer of the Company or, following a Change in Control, of the ultimate parent company of the Company, provided that such ultimate parent company is an operating or holding company and not a financial or institutional investor); (ii) materially diminishes your annualized Base Salary during the Term; (iii) materially changes the location of your office and such new location is more than 25 miles outside of Manhattan (excluding a relocation to the Stamford, Connecticut area); or (iv) materially breaches this Agreement.  You will give the Company written notice of your intention to terminate your employment within thirty (30) days of the occurrence of any event constituting Good Reason, and the Company shall have thirty (30) days from the receipt of such notice to cure such event.  Your termination of employment on account of such event must be effective no later than thirty (30) days after the expiration of such cure period.”

4.          Section 6(e) of the Agreement shall be deleted in its entirety and replaced with the following:

“(e)        For purposes of this Agreement, “Termination Date” shall mean: (i) if your employment is terminated by Genco for Cause, the date of the notice of termination from the Company, provided that if the termination is for Cause pursuant to Section 6(a)(i), (iii) or (iv) of the definition of Cause, then the Termination Date shall be the date on which the applicable cure period lapses if you have not cured; (ii) if your employment is terminated by the Company without Cause or by you without Good Reason (other than for Disability), the date set forth in the notice of termination (which in no event shall be earlier than the date such notice is effective and, in the event of your retirement or resignation without Good Reason, shall be no earlier than at least 60 days following the date such notice is provided to the Company; provided, however, that the Company may accelerate the effective date of such termination to any time after you have provided notice); (iii) if your employment is terminated by reason of death, the date of death; (iv) if your employment is terminated upon Disability, 30 days after notice is given by the Company; and (v) if your employment is terminated by you for Good Reason, 30 days after such notice is given unless the Company has cured the grounds for such termination within the applicable cure period.”

5.         Section 6(f) of the Agreement shall be deleted in its entirety.

6.         Section 7(a) of the Agreement shall be deleted in its entirety and replaced with the following:

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“(a)        Notwithstanding anything in this Agreement to the contrary, if (i) a Change in Control occurs after the date hereof; and (ii) upon such Change in Control or within 2 years thereafter you terminate your employment for Good Reason as defined above or the Company terminates your employment without Cause, you shall be entitled to all the payments, benefits and entitlements as of the Termination Date as set forth in Section 6(c) provided that the multiple in Section 6(c)(ii) and (iii)  shall be triple (not double) and the time period in Section 6(c) shall be 36 months, not 24 months, in each case subject to the execution and non-revocation of the Release in accordance with the two penultimate sentences of Section 6(c) (and the Company will countersign the Release and provide you with a copy of the countersigned Release in accordance with the last sentence of Section 6(c)).  If, following a Change in Control, the Company alters your job such that you would have "Good Reason" to resign under subclause (i) of the "Good Reason" definition above, and provided that you continue to have primarily senior management- and/or executive transition-type duties and responsibilities for the duration of such altered job, then you agree that you may not resign for Good Reason under subclause (i) as a result of such altered job during the six (6)-month period immediately following the Change in Control (the "Transition Period").  Instead, in such event, upon the conclusion of the Transition Period, unless you and the Company agree otherwise in writing, your employment will automatically terminate (and will be deemed terminated by the Company without Cause or by you with Good Reason) and you will become entitled to severance in accordance with this Section 7(a) (and, in such event, (I) for purposes of determining the average of your three “prior years’ Annual Incentive Award” under clause (iii) of Section 6(c) above, the three prior years used will be the three (3) calendar years immediately preceding the year in which the Change in Control occurs, and (II) for purposes of determining your Pro-rata Bonus under clause (iv) of Section 6(c) above, “the year in which the Termination Date occurs” will be deemed to be “the year in which the Change in Control occurs”).  During the Transition Period, you will be entitled to continue to receive your Base Salary and participate in the Company's employee benefit plans and you will receive a Pro-rata Bonus for the Transition Period (in addition to the Pro-rata Bonus under clause (iv) of Section 6(c) above, other than as would result in duplication of payment of the Pro-rata Bonus for the same period of employment or service).  Nothing in this paragraph is intended to limit the Company's right to terminate your employment with or without Cause or your right to resign with or without Good Reason following a Change in Control (other than that you may not resign pursuant to subclause (i) of the Good Reason definition, provided that the condition set forth in the initial sentence of this paragraph is satisfied).  In addition, you agree to consider any offer of employment made to you by the Company following a Change in Control whereby you would no longer be the Chief Executive Officer of the Company or its ultimate parent (provided that such ultimate parent company is an operating or holding company and not a financial or institutional investor) following the Change in Control, but you will be under no obligation to accept any such offer and your rejection of any such offer will in no way impact your eligibility to receive severance under this Agreement.

For purposes of this Agreement, the term "Change in Control" shall mean the occurrence of any of the following:

(i) any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities and Exchange Act of 1934 (a “Person”) (other than (A) Apollo Global Management LLC, Centerbridge Partners L.P., and Strategic Value Partners, LLC; their respective Affiliates; and their respective funds, managed accounts, and related entities managed by any of them or

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their respective Affiliates, or wholly-owned subsidiaries of the foregoing, but not including, however, any of their operating portfolio companies; and any group of the foregoing; where “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person, and a Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract agreement or arrangement  (each, an “Excluded Person”), (B) the Company, (C) any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or (D) any company or entity owned, directly or indirectly, by stockholders of the Company in substantially the same proportions as their ownership of common stock of the Company), becomes the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities and Exchange Act of 1934), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding Voting Securities; or

(ii) the sale of all or substantially all of Genco's assets in one or more related transactions within a 12-month period to any person, other than such a sale to (x) a subsidiary of Genco which does not involve a change in the equity holdings of Genco, (y) an Excluded Person, or (z) any company or entity owned, directly or indirectly, by stockholders of the Company in substantially the same proportions as their ownership of common stock of the Company;

(iii) any merger, consolidation, reorganization or similar event of Genco or any of its subsidiaries, as a result of which the holders of the voting stock of Genco immediately prior to such merger, consolidation, reorganization or similar event do not directly or indirectly hold at least fifty percent (50%) of the aggregate voting power of the voting securities of the surviving entity;

(iv) any Person, other than an Excluded Person, becomes the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities and Exchange Act of 1934), directly or indirectly, of securities of the Company representing more than 40% of the combined voting power of the Company’s then outstanding Voting Securities and such Person is required to file a Schedule 13D; or

(v) a majority of the members of the Board of Directors of Genco is replaced during any 12-month period by directors whose appointment or election is not either (x) endorsed by a majority of Genco’s Board of Directors before the date of such appointment or election or (y) at the request of an Excluded Person.

Notwithstanding the foregoing, a Change in Control will not be deemed to have occurred if an Excluded Person has the ability to appoint a majority of the members of the Board of Directors.

For the purposes of this section “Voting Securities” shall mean the securities entitled to vote generally in the election of directors to the Board of Directors of the Company.

Further, and notwithstanding the foregoing, for each payment subject to Section 409A of the Internal Revenue Code, a Change in Control shall be deemed to occur under this Agreement with respect to such payment only if a change in the ownership or effective control of Genco or a

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change in the ownership of a substantial portion of the assets of Genco shall also be deemed to have occurred under Section 409A of the Internal Revenue Code.”

7.         Section 7(b) of the Agreement shall be deleted in its entirety and replaced with the following:

“(b) Notwithstanding anything to the contrary in this Agreement, in any other agreement between you and the Company, or in any plan maintained by the Company, if there is a Section 280G Change in Control (as defined below), the following rules shall apply:

(i)         Except as otherwise provided in Section 7(b)(ii) below, if it is determined in accordance with Section 7(b)(iv) below that any portion of the Contingent Compensation Payments (as defined below) that otherwise would be paid or provided to you or for your benefit in connection with the 280G Change in Control would be subject to the excise tax imposed under section 4999 of the Code (the “Excise Tax”), then such Contingent Compensation Payments shall be reduced by the smallest total amount necessary in order for no portion of such Contingent Compensation Payments to be subject to the Excise Tax.

(ii)        No reduction in any of your Contingent Compensation Payments shall be made pursuant to Section 7(b)(i) above if it is determined in accordance with Section 7(b)(iv) below that the After Tax Amount of the Contingent Compensation Payments payable to you without such reduction would exceed the After Tax Amount of the reduced Contingent Compensation Payments payable to you in accordance with Section 7(b)(i) above. For purposes of the foregoing, (I) the “After Tax Amount” of the Contingent Compensation Payments, as computed with, and as computed without, the reduction provided for under Section 7(b)(i) above, means the amount of the Contingent Compensation Payments, as so computed, that you would retain after payment of all taxes (including without limitation any federal, state or local income taxes, the Excise Tax or any other excise taxes, any Medicare or other employment taxes, and any other taxes) imposed on such Contingent Compensation Payments in the year or years in which payable; and (II) the amount of such taxes shall be computed at the rates in effect under the applicable tax laws in the year in which the 280G Change in Control occurs, or if then ascertainable, the rates in effect in any later year in which any Contingent Compensation Payment is expected to be paid following the 280G Change in Control, and in the case of any income taxes, by using the maximum combined federal, state and (if applicable) local income tax rates then in effect under such laws.

(iii)       Any reduction in your Contingent Compensation Payments required to be made pursuant to Section 7(b)(i) above (the “Required Reduction”) shall be made as follows: (I) first, any such Contingent Compensation Payments that became fully vested prior to the 280G Change in Control and that pursuant to paragraph (b) of Treas. Reg. § 1.280G-1, Q/A 24, are treated as Contingent Compensation Payments solely by reason of the acceleration of their originally scheduled dates of payment shall be reduced, by cancellation of such acceleration; (II) second, any severance payments or benefits, performance-based cash or equity incentive awards, or other Contingent Compensation Payments the full amounts of which are treated as contingent on the 280G Change in Control pursuant to paragraph (a) of Treas. Reg. § 1.280G-1, Q/A 24, shall be reduced; and (III) third, any cash or equity incentive awards, or nonqualified deferred compensation amounts, that vest solely based on your continued service with the Company, and

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that pursuant to paragraph (c) of Treas. Reg. § 1.280G-1, Q/A 24, are treated as contingent on the 280G Change in Control because they become vested as a result of the 280G Change in Control, shall be reduced, first by cancellation of any acceleration of their originally scheduled dates of payment (if payment with respect to such items is not treated as automatically occurring upon the vesting of such items for purposes of section 280G of the Code) and then, if necessary, by canceling the acceleration of their vesting. In each case, the amounts of the Contingent Compensation Payments shall be reduced in the inverse order of their originally scheduled dates of payment or vesting, as applicable, cash payments will be reduced before non-cash benefits, and any Contingent Compensation Payment shall be so reduced only to the extent necessary to achieve the Required Reduction and in all cases without violating section 409A of the Code.

(iv)      A determination as to whether any Excise Tax is payable with respect to your Contingent Compensation Payments and, if so, as to the amount thereof, and a determination as to whether any reduction in your Contingent Compensation Payments is required pursuant to the provisions of Sections 7(b)(i) and (ii) above, and, if so, as to the amount of the reduction so required, shall be made no later than fifteen (15) days prior to the closing of the transaction or the occurrence of the event that constitutes the 280G Change in Control, or as soon thereafter as administratively practicable. Such determinations, and the assumptions to be utilized in arriving at such determinations, shall be made by an independent auditor (the "Auditor") selected by the Company and reasonably acceptable to you, all of whose fees and expenses shall be borne and directly paid solely by the Company. The Auditor shall be a nationally recognized public accounting firm which has not, during the two years preceding the date of its selection, acted in any way on behalf of the Company or any other entity included in the Company Group. The Auditor shall provide a written report of its determinations, including detailed supporting calculations, to both you and the Company and, at the same time, it shall provide you with a written opinion as to the amount of the Excise Tax that is payable by you and that you have substantial authority to report such Excise Tax on your federal income tax return, or, if no such Excise Tax is payable, a written opinion that you have substantial authority not to report any Excise Tax on your federal income tax return. The determinations made by the Auditor pursuant to this Section 7(b)(iv) shall be binding upon you and the Company. The fact that your right to payments or benefits may be reduced by reason of the limitations contained in this Section 7(b) will not limit or otherwise affect any other rights you have under this Agreement or otherwise.

(v)        In the event that the Internal Revenue Service makes any claim, gives notice of any potential claim or institutes a proceeding against you asserting that any Excise Tax or additional Excise Tax is due, then you shall promptly give the Company notice of any such claim, potential claim or proceeding.  The Company shall cooperate with you, and assist you, with respect to any discussions, negotiations, defenses, actions and proceedings you have with the Internal Revenue Service regarding any Excise Tax or additional Excise Tax, to the extent reasonably requested by you.  Upon completion of the audit or upon a final and nonappealable settlement or other resolution, the provisions of this Section 7(b) shall be reapplied in order to properly reflect the results of such audit or resolution, as applicable.

(vi)       All fees and expenses for services in connection with the determinations and calculations contemplated by this Section 7(b), including without limitation those of your own counsel (including counsel retained by you as a result of any Internal Revenue Service claim, potential claim, or proceeding under paragraph 7(b)(v) above) shall be borne by the Company and shall be

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paid or reimbursed to you not later than December 31 of the year following the year in which the expense is incurred.

(vii)     For purposes of the foregoing, the following terms will have the following respective meanings:

“280G Change in Control” means a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company, as determined in accordance with section 280G(b)(2) of the Code and the regulations promulgated thereunder.

“Contingent Compensation Payment” means any payment or benefit in the nature of compensation that is to be paid or provided to you or for your benefit in connection with a 280G Change in Control (whether under this Agreement or otherwise, including by the entity, or by any affiliate of the entity, whose acquisition of the stock of the Company or its assets constitutes the 280G Change in Control) if you are a “disqualified individual” (as defined in section 280G(c) of the Code) at the time of the 280G Change in Control, to the extent that such payment or benefit is “contingent” on the 280G Change in Control within the meaning of section 280G(b)(2)(A)(i) of the Code and the regulations promulgated thereunder, subject to taking into consideration and, as applicable, excluding those payments that are exempt from the definition of “parachute payment” under Treas. Reg. § 1.280 G1, Q/A 5 &Q/A 9.  A “Contingent Compensation Payment” includes, for the avoidance of doubt, any payment or benefit that must be included in the calculation for determining whether you would be subject to the Excise Tax.”

8.         The last sentence of Section 14(c) of the Agreement shall be deleted in its entirety and replaced with the following:

“Notwithstanding the foregoing, following (i) a Change in Control, (ii) your resignation for Good Reason, or (iii) the termination of your employment by Genco other than in accordance with Section 6(a) or (b), the “Non-Competition Period” shall mean the period of your employment and for six (6) months thereafter.

9.         For the avoidance of doubt, paragraph 2 of that certain letter agreement between you and the Company dated April 30, 2015 shall no longer be of any force or effect.

10.       Effective as of the date of this letter, the Company agrees to appoint you to the position of Chief Executive Officer of the Company and to increase your Base Salary rate to $650,000 per year.  You will continue to remain the President of the Company.

11.       Upon the Termination Date, for any reason, you shall be deemed to have resigned, to the extent applicable, as an officer of the Company and any of its subsidiaries, as a member of the board of directors of the Company and any of its subsidiaries, and as a fiduciary of any Company benefit plan.

12.       Within thirty (30) days following the date of this letter, the Company will pay you a bonus of $600,000 for 2016; for the avoidance of doubt, such bonus will be included in calculating your Annual Incentive Award for 2016 for purposes of any severance payment.

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13.       The Company will reimburse you for up to $50,000 in documented legal expenses incurred in connection with the negotiation and drafting of this letter and any contemporaneous equity grant documents.  Such reimbursement will be paid in accordance with the Company’s reimbursement policies, but in no event later than May 31, 2017.

14.       You acknowledge and agree that the existence of an Executive Chairman and the assignment to him of appropriate duties and responsibilities consistent with those set forth on Exhibit B will not constitute “Good Reason” under the terms of the Agreement.

15.       At the same time that you and the Company enter into this letter agreement, the Company will make award grants to you, and will enter into award agreements with you, in the forms attached hereto as Exhibits C and D.  The Company agrees that it will use its best efforts to cause the Amended and Restated 2015 Equity Incentive Plan (in the form attached hereto as Exhibit E, the “Amended and Restated Plan”) to be approved by the Company’s shareholders within one year following the Board’s adoption of the Amended and Restated Plan.

16.       Exhibits A, B,  C,  D and E attached to this letter shall be added as Exhibits to the Agreement.

17.       This letter and the Agreement contain the entire understanding between the parties on the subjects covered here and supersede all prior agreements, arrangements and understandings, whether written or oral, regarding the subjects covered here.  The Agreement and this letter may not be changed, nor may any of their provisions be waived, orally, but may only be changed in writing signed by both parties.

18.       You agree and acknowledge that the parties hereto have been provided with the opportunity to consult with counsel regarding the provisions of this letter.

19.       This letter may be executed in any number of original or facsimile or electronic PDF counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

[Signature page follows.]

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Very truly yours,

GENCO SHIPPING & TRADING LIMITED

By:	/s/ Apostolos Zafolias
Name: Apostolos Zafolias
Title: Chief Financial Officer

ACCEPTED AND AGREED TO:

/s/ John Wobensmith
John Wobensmith
Date: 3/23/17

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Exhibit A

WAIVER AND RELEASE OF CLAIMS AGREEMENT

John Wobensmith (“Employee”) hereby acknowledges that Genco Shipping & Trading Limited (“Employer”) is offering Employee certain payments in connection with Employee’s termination of employment pursuant to the employment agreement entered into between Employer and Employee dated September 21, 2007, as amended from time to time (the “Employment Agreement”), in exchange for Employee’s promises in this Waiver and Release of Claims Agreement (this “Agreement”).

Severance Payments

1.         Employee agrees that Employee will be entitled to receive the applicable severance payments and benefits under the Employment Agreement (the “Severance Payments”) only if Employee accepts and does not revoke this Agreement, which requires Employee to release both known and unknown claims.

Claims That Are Being Released

2.         Employee agrees that, except as provided in Section 3 below, this Agreement constitutes a full and final release by Employee and Employee’s descendants, dependents, heirs, executors, administrators, assigns, and successors, of any and all claims, charges, and complaints, whether known or unknown, that Employee has or may have to date against Employer and any of its parents, subsidiaries, or affiliated entities and their respective officers, directors, shareholders, partners, joint venturers, employees, consultants, insurers, agents, predecessors, successors, and assigns, arising out of or related to Employee’s employment or the termination thereof, or otherwise based upon acts or events that occurred on or before the date on which Employee signs this Agreement.  To the fullest extent allowed by law, Employee hereby waives and releases any and all such claims, charges, and complaints in return for the Severance Payments.  This release of claims is intended to be as broad as the law allows, and includes, but is not limited to, rights arising out of alleged violations of any contracts, express or implied, any covenant of good faith or fair dealing, express or implied, any tort or common law claims, any legal restrictions on Employer’s right to terminate employees, and any claims under any federal, state, municipal, local, or other governmental statute, regulation, or ordinance, including, without limitation:

(a)       claims of discrimination, harassment, or retaliation under equal employment laws such as Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Rehabilitation Act of 1973, and any and all other federal, state, municipal, local, or foreign equal opportunity laws;

(b)       if applicable, claims of wrongful termination of employment; statutory, regulatory, and common law “whistleblower” claims, and claims for wrongful termination in violation of public policy;

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(c)       claims arising under the Employee Retirement Income Security Act of 1974, except for any claims relating to vested benefits under Employer’s employee benefit plans;

(d)       claims of violation of wage and hour laws, including, but not limited to, claims for overtime pay, meal and rest period violations, and recordkeeping violations; and

(e)       claims of violation of federal, state, municipal, local, or foreign laws concerning leaves of absence, such as the Family and Medical Leave Act.

Claims That Are Not Being Released

3.         This release does not include any claims that may not be released as a matter of law, and this release does not waive claims or rights that arise after Employee signs this Agreement.  This release does not waive any claims or rights to (i) any vested benefits under the Employer's benefit plans and programs, as applicable, (ii) any equity awards previously granted to Employee (including, but not limited to, the two awards granted to Employee pursuant to the letter agreement between Employer and Employee dated March 23, 2017), and the treatment of such awards following the termination of Employee's employment will continue to be governed by the applicable award agreement and equity incentive plan document, (iii) any amounts owed to Employee by the Employer under paragraph 6(c) of the Employment Agreement for the period of time prior to the employment termination date (such as unreimbursed business expenses), (iv) the benefits or protections provided to Employee under paragraphs 7(b), 17, 18 (the last sentence thereof), and 19 (the last sentence thereof) of the Employment Agreement, or (v) indemnification by the Employer, in each case in accordance with the terms governing such applicable right (whether such right to indemnification is set forth in the Employment Agreement, the Employer's by-laws or articles of incorporation, or otherwise).  Further, this release will not prevent Employee from doing any of the following:

(a)       obtaining unemployment compensation, state disability insurance, or workers’ compensation benefits from the appropriate agency of the state in which Employee lives and works, provided Employee satisfies the legal requirements for such benefits (nothing in this Agreement, however, guarantees or otherwise constitutes a representation of any kind that Employee is entitled to such benefits);

(b)       asserting any right that is created or preserved by this Agreement, such as Employee’s right to receive the Severance Benefits;

(c)       filing a charge, giving testimony or participating in any investigation conducted by the Equal Employment Opportunity Commission (the “EEOC”) or any duly authorized agency of the United States or any state (however, Employee is hereby waiving the right to any personal monetary recovery or other personal relief should the EEOC (or any similarly authorized agency) pursue any class or individual charges in part or entirely on Employee’s behalf); or

(d)       challenging or seeking determination in good faith of the validity of this waiver under the Age Discrimination in Employment Act (nor does this release impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law).

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Additional Employee Covenants

4.         Employee confirms and agrees to Employee’s continuing obligations under the Employment Agreement, including, without limitation, following termination of Employee’s employment with Employer.  This includes, without limitation, Employee’s continuing obligations under Sections 13-14 of the Employment Agreement.  Further, Employee agrees not to utter, issue or circulate publicly any false or disparaging statements, remarks or rumors about the Employer and/or any of its respective businesses, or any of its respective officers, employees, directors, agents or representatives (each, a “Protected Party”).  The Employer agrees that it will instruct each member of its senior executive team and each member of its Board of Directors (the “Board”) to not, in their respective capacities as Company employees or members of the Board, utter, issue or circulate publicly any false or disparaging statements, remarks or rumors about the Employee.  For the avoidance of doubt, nothing in this Section 4 will be deemed to preclude any person from making such statements as are necessary to comply with any applicable law, regulatory guidance or ruling, in connection with the enforcement of this Agreement or any other agreement or obligation among the relevant parties, or in connection with any litigation or arbitration involving Employee and/or any Protected Party.

Voluntary Agreement And Execution Date

5.         Employee understands and acknowledges that, by signing this Agreement, Employee is agreeing to all of the provisions stated in this Agreement, and has read and understood each provision.

6.         The parties understand and agree that:

(a)       Employee will have a period of 21 calendar days in which to decide whether or not to sign this Agreement, and an additional period of seven calendar days after signing in which to revoke this Agreement.  If Employee signs this Agreement before the end of such 21-day period, Employee certifies and agrees that the decision is knowing and voluntary and is not induced by Employer through (i) fraud, misrepresentation, or a threat to withdraw or alter the offer before the end of such 21-day period or (ii) an offer to provide different terms in exchange for signing this Agreement before the end of such 21-day period.

(b)       In order to exercise this revocation right, Employee must deliver written notice of revocation to [INSERT COMPANY CONTACT] on or before the seventh calendar day after Employee executes this Agreement.  Employee understands that, upon delivery of such notice, this Agreement will terminate and become null and void.

(c)       The terms of this Agreement will not take effect or become binding, and Employee will not become entitled to receive the Severance Payments, until that seven-day period has lapsed without revocation by Employee.  If Employee elects not to sign this Agreement or revokes it within seven calendar days of signing, Employee will not receive the Severance Payments.

(d)       All amounts payable hereunder will be paid in accordance with the applicable terms of the Employment Agreement.

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Governing Law

7.         This Agreement will be governed by the substantive laws of the State of New York, without regard to conflicts of law, and by federal law where applicable.

8.         If any part of this Agreement is held to be invalid or unenforceable, the remaining provisions of this Agreement will not be affected in any way.

Consultation With Attorney

9.         Employee is hereby encouraged and advised to confer with an attorney regarding this Agreement.  By signing this Agreement, Employee acknowledges that Employee has consulted, or had an opportunity to consult with, an attorney or a representative of Employee’s choosing, if any, and that Employee is not relying on any advice from Employer or its agents or attorneys in executing this Agreement.

10.       This Agreement was provided to Employee for consideration on [INSERT DATE THIS AGREEMENT PROVIDED TO EMPLOYEE].

PLEASE READ THIS AGREEMENT CAREFULLY; IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Employee certifies that Employee has read this Agreement and fully and completely understands and comprehends its meaning, purpose, and effect.  Employee further states and confirms that Employee has signed this Agreement knowingly and voluntarily and of Employee’s own free will, and not as a result of any threat, intimidation or coercion on the part of Employer or its representatives or agents.

EMPLOYEE

Date:
John Wobensmith

COMPANY (solely for purposes of agreeing to be
bound by the covenants set forth in Section 4 above)

Date:
Name:
Title:

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Exhibit B

EXECUTIVE CHAIRMAN DUTIES

LEADERSHIP

•

Lead the Board, ensuring the Board’s effectiveness in all aspects of its role and responsibilities.  Lead the Board in its oversight of the Company’s strategic planning efforts (including any acquisitions, reorganizations or similar events affecting the Company) in conjunction with the CEO.  Consult with the CEO on day to day operations, including commercial and technical management of the fleet.

•	The CEO is the primary public face of the Company. In coordination with the CEO, the Executive Chairman is to represent the Company in the shipping industry generally, which activities include:
o	Maintain and develop relationships with shareholders, financial institutions, and other interested constituencies;
o	Position the Company with current and prospective customers and partners to facilitate expansion and provide contacts or introductions as appropriate; and
o	Serve as intermediary to selected customers, regulatory and government officials.
•

Perform such other duties and responsibilities assigned to him/her by the Board, as long as such other duties and responsibilities do not materially diminish the authority, duties, or responsibilities of John Wobensmith.

BOARD GOVERNANCE

•	Maintain the authority to call meetings of the Board.
•	Promote effective communication, in conjunction with the CEO, on developments occurring between Board meetings.
•	Preside over:
o	Meetings of the Board.
o	Annual and special meetings of shareholders.
•	Provide support and advice to the CEO.
•	Organize the meeting schedules and agendas of the Board.
o	Establish the annual schedule of the Board.
o	Establish the agendas for all Board meetings in collaboration with the CEO.
o	Consult with all directors to ensure that Board agendas and information provided to the Board are what is needed to fulfill its responsibilities.

•Enable access to information to assist the Board in monitoring the Company’s performance and the performance of management.

oFacilitate communication between and among the directors and management.

oWork with the CEO to oversee the distribution of information to the Board.

•	Coordinate periodic input from the Board regarding management’s strategic plans for the Company.
•	Work with the Board and its respective committees to review changes in Board membership and the membership and chair of each Committee.
•	Work with the Board and its respective committees to interview prospective Board candidates.
•	Attend Committee meetings as appropriate in consultation with Committee chairs.

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•	Consult with the Nominating and Corporate Governance Committee regarding the Board’s self-assessment and evaluation processes.

BOARD OVERSIGHT OF THE CEO

•	Consult with the Compensation Committee regarding development of appropriate objectives for the CEO and monitor performance against those objectives.
•	Coordinate with the Compensation Committee regarding the annual performance review of the CEO and communication of the results of such performance review to the CEO.
•	Work with the Board and its respective committees on the succession plan for the CEO and other key senior executives.

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Exhibit C

Form of Option Grant

(see attached)

THIS OPTION WILL BE VOID IF NOT EXERCISED PRIOR TO

5:00 P.M., NEW YORK CITY TIME, ON March 23, 2023

OPTION TO PURCHASE

133,000 SHARES OF COMMON STOCK OF

GENCO SHIPPING & TRADING LIMITED

PURSUANT TO THE GENCO SHIPPING & TRADING LIMITED 2015 EQUITY

INCENTIVE PLAN

GRANT DATE:  March 23, 2017

This certifies that, for value received, John C. Wobensmith (the “Holder”), is entitled to purchase from Genco Shipping & Trading Limited, a Marshall Islands corporation (the “Company”), subject to the terms and conditions hereof and the Plan, at any time before 5:00 p.m., New York time, on March 23, 2023, the number of fully paid and non-assessable shares of Common Stock set forth above at the Exercise Price (as defined herein).  The Exercise Price and the number and kind of shares purchasable hereunder are subject to adjustment from time to time as provided in Section 3.1 of this Option Agreement.  The initial Exercise Price shall be $11.13.  In the event of any conflict between the terms hereof and the Plan, the terms of this Agreement shall control.

ARTICLE I

Definitions

Section 1.1      Definition of Terms.  As used in this Agreement, the following capitalized terms shall have the following respective meanings:

(a)       “Business Day” means any day on which commercial banks are not authorized or permitted to close in the City of New York, Borough of Manhattan.

(b)      “Company” has the meaning set forth in the preamble.

(c)      “Date of Grant” means March 23, 2017.

(d)      “Exercise Date” means any date, on or prior to the expiration of the Exercise Period, on which the Holder exercises the right to purchase the Option Exercise Shares, in whole or in part, pursuant to and in accordance with the terms and conditions described herein.

(e)      “Exercise Period” has the meaning set forth in Section 2.2(c) hereof.

(f)      “Exercise Price” has the meaning set forth in Section 2.1(a) hereof.

(g)       “Governmental Authority” means any (i) government, (ii) governmental or quasi- governmental authority of any nature (including any governmental agency, branch,

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department, official or entity and any court or other tribunal) or (iii) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, in each case, whether federal, state, local, municipal, foreign, supranational or of any other jurisdiction.

(h)      “Holder” has the meaning set forth in the preamble.

(i)      “Immediate Family Members” has the meaning set forth in Section 4.1 hereof.

(j)      “Law” means all laws, statutes, rules, regulations, codes, injunctions, decrees, orders, ordinances, registration requirements, disclosure requirements and other pronouncements having the effect of law of the United States, the Republic of the Marshall Islands, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental Authority.

(k)      “Option Exercise Shares” means the shares of Common Stock issued upon the applicable exercise of the Option or a portion of the Option.

(l)      “Person” means any individual, firm, corporation, partnership, limited partnership, limited liability company, association, indenture trustee, organization, joint stock company, joint venture, estate, trust, governmental unit or any political subdivision thereof, or any other entity.

(m)      “Plan” means the Company’s 2015 Equity Incentive Plan, as amended from time to time.

(n)       “Pro Rata Portion of the Option” has the meaning set forth in Section 2.3(c)(i).

(o)       “Service” means a continuous time period during which the Holder is at least one of the following:  an employee or a director of, or a consultant to, the Company.

Section 1.2      Rules of Construction.

(a)      The singular form of any word used herein, including the terms defined in Section 1.1 hereof, shall include the plural, and vice versa.  The use herein of a word of any gender shall include correlative words of all genders.

(b)      Unless otherwise specified, references to Articles, Sections and other subdivisions of this Agreement are to the designated Articles, Sections and other subdivision of this Agreement as originally executed.  The words “hereof,” “herein,” “hereunder” and words of similar import refer to this Agreement as a whole.

(c)      References to “$” are to dollars in lawful currency of the United States of America.

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ARTICLE II

Terms and Exercise of option

Section 2.1      Exercise Price.  The Company hereby grants to the Holder a non-qualified stock option (the “Option”) for the purchase of the number of shares of Common Stock, at the price of $11.13 per share (as the same may be hereafter adjusted in accordance herewith, the “Exercise Price”), specified on the first page of this Option Agreement.

Section 2.2      Exercise Period.  Subject to the further provisions of this Agreement, the Option shall be exercisable as follows:

(a)      Subject to Section 2.2(b), the Option shall become exercisable with respect to a number of whole shares equal to one-third (1/3) of the shares subject to the Option on each of the first three (3) anniversaries of October 15, 2016 (rounding down to the nearest whole share on each of the first two (2) anniversaries and rounding up on the third (3rd) anniversary).  Each such anniversary is referred to as a “Vesting Date.”

(b)      In the event of a Change in Control, the Option shall become exercisable in full on the date six months after effective date of the Change in Control (to the extent not previously vested or exercisable in accordance with Section 2.2(a) or Section 2.3(b) or (c)), subject to the Holder’s continued Service on the vesting date; provided, however that if this award is not assumed, continued, or substituted for an equivalent award by the acquirer in such Change in Control, then the Option will fully vest upon the consummation of the Change in Control.  For the purposes of this Agreement, Change in Control will have the meaning set forth in the Holder’s Employment Agreement with the Company dated as of September 21, 2007, as amended from time to time (the “Employment Agreement”), provided, however that subclauses (iv) and (v) of such definition shall not apply for purposes of this Agreement.

(c)      The Option may be exercised by the Holder thereof, in whole or in part (but not as to a fractional share of Common Stock), at any time and from time to time after the Option becomes exercisable in accordance with Sections 2.2(a),  2.2(b), or 2.3 hereof, and prior to 5:00 P.M., New York time on the sixth (6th) anniversary hereof, unless terminated earlier pursuant to this Agreement or the Plan (the “Exercise Period”).  To the extent that the Option or a portion thereof is not exercised prior to the expiration of the Exercise Period, it shall be automatically cancelled with no action by any Person, and with no further rights thereunder, upon such expiration.

Section 2.3      Termination of Service.

(a)      If the Holder’s Service is terminated for cause, as defined in the Plan, or if the Holder resigns without Good Reason (as defined in the Employment Agreement), the Option, to the extent not theretofore exercised, shall terminate upon the Holder’s termination of Service.

(b)      If the Holder’s Service is terminated by the Company without cause, as defined in the Plan, or by the Holder for Good Reason, then the Option shall fully vest and become immediately exercisable as of the date of such termination of Service and shall remain exercisable until the expiration of the Exercise Period.

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(c)      If the Holder’s Service is terminated due to the Holder’s death or disability (as defined below), then the Pro Rata Portion of the Option (as defined below) shall become exercisable as of such date in addition to the portion of the Option which is already exercisable as of such date.  The Option, to the extent exercisable as of the date of termination (including, but not limited to, the Pro Rata Portion of the Option), shall remain exercisable until the one year anniversary of such termination (but in no event beyond the expiration of the Exercise Period), and the Option, to the extent not exercisable as of the date of termination, shall expire as of the date of termination.  For the purposes of this Section 2.3(c):

(i)      The “Pro Rata Portion of the Option” shall mean that number of shares with respect to which the Option would become exercisable on the next Vesting Date multiplied by a fraction, the denominator of which is twelve (12) and the numerator of which is the number of completed months (measured from the day of the month of the Vesting Date to the same day of the following month) between the immediately preceding Vesting Date (or the Date of Grant, if there is no preceding Vesting Date) and the date of termination of Service.

(ii)      “Disability” shall mean any physical or mental condition that would qualify the Holder for a disability benefit under the long-term disability plan maintained by the Company or, if there is no such plan, a physical or mental condition that prevents the Holder from performing the essential functions of the Holder’s position (with or without reasonable accommodation) for a period of six (6) consecutive months.  The existence of a disability shall be determined by the Company.

(d)      If the Holder’s Service is terminated other than as set forth above, the Holder may exercise the Option (i) only to the extent that the Holder was entitled to exercise the Option on the termination of Service date; and (ii) exercise must occur within three (3) months after termination of Service but in no event after the original expiration date of the Option.

Section 2.4      Method of Exercise.

(a)      Subject to the terms of this Agreement and the Plan, the vested portion of this Option may be exercised in accordance with the terms of Section 2.3 of the Plan, in whole or in part, and the Exercise Price may be paid by one or more of the following methods: (i) certified or official bank check (or equivalent thereof acceptable to the Company or its exchange agent), (ii) with the consent of the Administrator, delivery of shares of Common Stock having a Fair Market Value (determined as of the Exercise Date) equal to all or part of the Exercise Price, or (iii) at the sole discretion of the Administrator and to the extent permitted by law and consistent with the terms of the Plan, such other consideration as the Administrator may from time to time prescribe.  The issuance of any shares shall be subject to Section 3.5 of the Plan with respect to withholding of taxes and the Company may appropriately reduce the number of Option Exercise Shares in order to satisfy any withholding obligation.

(b)      Any exercise of the Option pursuant to the terms of this Agreement shall be irrevocable and shall constitute a binding agreement between the Holder and the Company, enforceable in accordance with its terms.

Section 2.5      Issuance of Common Stock.

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(a)      Upon exercise of the Option pursuant to Section 2.4, the Company shall promptly at its expense, and in no event later than five (5) Business Days thereafter, cause to be issued to the Holder of the Option a certificate or certificates of the total number of whole shares of Common Stock for which the Option is being exercised, subject to Section 2.4(a) (as the same may be hereafter adjusted pursuant to Section 3.1) in such denominations as are requested by the Holder, or shall establish an account evidencing ownership of such shares of Common Stock in uncertificated form.

(b)      Notwithstanding the five (5) Business Day period described in Section 2.5(a), the Option Exercise Shares shall be deemed to have been issued to the Holder at the time at which all of the conditions to such exercise have been fulfilled, and the Holder shall be deemed for all purposes to have become the holder of such Option Exercise Shares at such time.

Section 2.6      Reservation of Shares.  The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of issuance upon the exercise of the Option, a number of shares of Common Stock equal to the aggregate Option Exercise Shares issuable upon the exercise of the Option.  The Company shall use commercially reasonable efforts to take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violating the Company’s governing documents or any requirements of any national securities exchange upon which shares of Common Stock may be listed.  The Company shall not take any action which would cause the number of authorized but unissued shares of Common Stock to be less than the number of such shares required to be reserved hereunder for issuance upon exercise of the Option.

Section 2.7      Fractional Shares.  Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to issue any fraction of a share of its capital stock in connection with the exercise of the Option, and in any case where the Holder would, except for the provisions of this Section 2.7, be entitled under the terms of the Option to receive a fraction of a share upon the exercise of the Option, the Company shall, upon the exercise of the Option, issue or cause to be issued only the largest whole number of Option Exercise Shares issuable upon such exercise (and such fraction of a share will be disregarded, and the Holder shall not have any rights to be entitled to any payment with respect to such fraction of a share).

Section 2.8      Public Offering.  Notwithstanding any other provision hereof, if an exercise of any portion of the Option is to be made in connection with a registered public offering or the sale of the Company, the exercise of any portion of such Option may, at the election of the holder thereof, be conditioned upon the consummation of such registered public offering or sale of the Company, in which case such exercise shall be deemed to be effective concurrently with the consummation of such transaction.

Section 2.9      Close of Books; Par Value.  The Company shall not close its books against the transfer of any Option or any Option Exercise Shares in any manner which interferes with the timely exercise of such Option.  The Company shall use commercially reasonable efforts to, from time to time, take all such action as may be necessary to assure that the par value per share

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of the unissued shares of Common Stock acquirable upon exercise of each Option is at all times equal to or less than the Exercise Price then in effect.

Section 2.10      Payment of Taxes.  The Company shall not be required to pay any tax or other charge imposed in respect of any transfer involved in the issue and delivery of any shares of Common Stock (including certificates therefor) or payment of cash or other property to any recipient other than the Holder of the Option surrendered upon the exercise of an Option, and in case of such transfer or payment, the Company shall not be required to issue or deliver any shares or pay any cash until (a) such tax or charge has been paid or an amount sufficient for the payment thereof has been delivered to the Company or (b) it has been established to the Company’s satisfaction that any such tax or other charge that is or may become due has been paid.

ARTICLE III

Other Provisions relating to rights of holders of options

Section 3.1      Adjustment.  The Option will be subject to the provisions of Section 3.6 of the Plan.  In addition, in the event of any extraordinary cash dividend, the terms of the Option and/or the number of Options shall be adjusted by the Administrator, as appropriate (in accordance with the adjustment principles underlying Section 3.6), in order to reduce the Exercise Price, to the extent permissible without violating Section 409A of the Internal Revenue Code, by an amount equal to the value per share of such dividend and, in the event such a reduction is impermissible, to increase the number of shares for which the Option is exercisable (without violating Section 409A of the Internal Revenue Code) so as to preserve the intrinsic value of the Option as of immediately preceding such dividend.

Section 3.2      Transfer of the Option.  The Option shall only be assignable or transferable by will or by the laws of descent and distribution, subject to any transfer restrictions set forth in the Company’s Articles of Incorporation; provided, that the Holder may transfer all or a portion of the Option to (A) the Holder’s spouse, children or grandchildren (“Immediate Family Members”), (B) a trust or trusts for the exclusive benefit of such Immediate Family Members, or (C) other parties approved by the Company; provided, however, that no such transfer may be for consideration.

Section 3.3      No Rights or Liability as Stockholder.  Nothing contained in this Agreement shall be construed as conferring upon the Holder or his, her or its transferees the right to vote or to receive dividends or to consent or to receive notice as a stockholder in respect of any meeting of stockholders for the election of directors of the Company or of any other matter, or any rights whatsoever as stockholders of the Company.  The consent of any Holder shall not be required with respect to any action or proceeding of the Company and no Holder shall have any right not expressly conferred hereunder.  No holder, by reason of the ownership or possession of this Option shall have any right to receive any cash dividends, stock dividends, allotments or rights or other distributions paid, allotted or distributed or distributable to the holders of Common Stock prior to, or for which the relevant record date preceded, the date of the exercise of this Option.  No provision hereof and no mere enumeration herein of the rights or privileges of the Holder shall give rise to any liability of such holder for the Exercise Price

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hereunder or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

Section 3.4      No Restrictive Legends.  No legend shall be stamped or imprinted on any stock certificate for Common Stock issued upon the exercise of any Option and or stock certificate issued upon the direct or indirect transfer of any such Common Stock.

Section 3.5      Cancellation of the Option.  If the Company shall purchase or otherwise acquire the Option, this Agreement shall thereupon be cancelled and retired.  The Company shall cancel all Options surrendered, and accepted, for exchange, substitution, transfer or exercise in whole or in part.

ARTICLE IV

Miscellaneous Provisions

Section 4.1      Binding Effects; Benefits.  This Agreement shall inure to the benefit of and shall be binding upon the Company and the Holder and their respective heirs, legal representatives, successors and assigns.  Nothing in this Agreement, expressed or implied, is intended to or shall confer on any person other than the Company and the Holder, or their respective heirs, legal representatives, successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 4.2      Notices.  Unless a provision herein permits notice by way of a press release, any notice or other communication required or which may be given hereunder shall be in writing and shall be sent by certified or regular mail (return receipt requested, postage prepaid), by private national courier service, by personal delivery or by facsimile transmission.  Such notice or communication shall be deemed given (i) if mailed, two (2) days after the date of mailing, (ii) if sent by national courier service, one Business Day after being sent, or (iii) if delivered personally, when so delivered, in each case as follows:

if to the Company, to:

Genco Shipping & Trading Limited

299 Park Avenue

New York, New York 10171

Attention:  Chairman of the Board

with copies (which shall not constitute notice) to:

Kramer Levin Naftalis & Frankel LLP

1177 Avenue of the Americas

New York, New York 10036

Attention:  Thomas E. Molner

if to Holder, at its address as appears on the books of the Company maintained for such purpose or as specified in a notice given in accordance with this Section 4.2.

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Section 4.3      Persons Having Rights under this Agreement.  Nothing in this Agreement expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person or corporation other than the parties hereto and the Holder, any right, remedy, or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto, their successors and assigns and the Holder.

Section 4.4      Counterparts.  This Agreement may be executed in any number of original or facsimile or electronic PDF counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

Section 4.5      Effect of Headings.  The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation hereof.

Section 4.6      Amendments.  This Agreement may be amended or modified as provided for under Section 3.1(b) of the Plan.

Section 4.7      No Inconsistent Agreements; No Impairment.  The Company shall not, on or after the date hereof, enter into any agreement with respect to its securities which conflicts with the rights granted to the Holder in the Option or the provisions hereof.  The Company represents and warrants to the Holder that the rights granted hereunder do not in any way conflict with the rights granted to holders of the Company’s securities under any other agreements.  The Company shall not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of the Option and in the taking of all such action as may be necessary in order to preserve the exercise rights of the Holder against impairment.

Section 4.8      Integration/Entire Agreement.  This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the Company and the Holder in respect of the subject matter contained herein.  There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein, with respect to the Option. This Agreement and the Option supersede all prior agreements and understandings between the parties with respect to such subject matter.

Section 4.9      Governing Law, Etc.  This Agreement and each Option issued hereunder shall be deemed to be a contract made under the Laws of the State of New York and for all purposes shall be governed by and construed in accordance with the Laws of such State.  Each party hereto consents and submits to the jurisdiction of the courts of the State of New York and of the federal courts of the Southern District of New York in connection with any action or proceeding brought against it that arises out of or in connection with, that is based upon, or that relates to this Agreement or the transactions contemplated hereby.  In connection with any such action or proceeding in any such court, each party hereto hereby waives personal service of any

-  8  -

summons, complaint or other process and hereby agrees that service thereof may be made in accordance with the procedures for giving notice set forth in Section 4.2 hereof.  Each party hereto hereby waives any objection to jurisdiction or venue in any such court in any such action or proceeding and agrees not to assert any defense based on forum non conveniens or lack of jurisdiction or venue in any such court in any such action or proceeding.

Section 4.10      Termination.  This Agreement will terminate on the earlier of (i) such date when the Option has been exercised with respect to all shares subject thereto, or (ii) the expiration of the Exercise Period.  The provisions of this Article IV shall survive such termination.

Section 4.11      Waiver of Trial by Jury.  Each party hereto hereby irrevocably and unconditionally waives the right to a trial by jury in any action, suit, counterclaim or other proceeding (whether based on contract, tort or otherwise) arising out of, connected with or relating to this Agreement and the transactions contemplated hereby.

Section 4.12      Remedies.  The Company hereby agrees that, in the event that the Company violates any provisions of the Option (including the obligation to deliver shares of Common Stock upon the exercise thereof), the remedies at law available to the Holder may be inadequate.  In such event, the Holder shall have the right, in addition to all other rights and remedies any of them may have, to specific performance and/or injunctive or other equitable relief to enforce the provisions of this Agreement.

Section 4.13      Severability.  In the event that any one or more of the provisions contained in this Agreement, or the application thereof in any circumstances, is held invalid, illegal or unenforceable, the validity, legality and enforceability of any such provisions in every other respect and of the remaining provisions contained herein and therein shall not be affected or impaired thereby.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by a duly authorized officer as of the day and year first above written.

GENCO SHIPPING & TRADING LIMITED

By:
Name: Apostolos Zafolias
Title: Chief Financial Officer

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Exhibit D

Form of RSU Grant

(see attached)

Genco Shipping & Trading Limited

Executive Officer Restricted Stock Unit Grant Agreement

THIS AGREEMENT, made as of March 23, 2017, between GENCO SHIPPING & TRADING LIMITED (the “Company”) and John C. Wobensmith (the “Participant”).

WHEREAS, the Company has adopted and maintains the Genco Shipping & Trading Limited Amended and Restated 2015 Equity Incentive Plan (the “Plan”) to provide certain key persons, on whose initiative and efforts the successful conduct of the business of the Company depends, with incentives to: (a) enter into and remain in the service of the Company, (b) acquire a proprietary interest in the success of the Company, (c) maximize their performance and (d) enhance the long-term performance of the Company;

WHEREAS, the Plan provides that the Board of Directors of the Company or a committee to which the Board of Directors has delegated such authority (the Board of Directors or such committee, as applicable, the “Administrator”) shall administer the Plan and determine the key persons to whom awards shall be granted and the amount and type of such awards;

WHEREAS, the Administrator has determined that the purposes of the Plan would be furthered by granting the Participant an award under the Plan as set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

1.         Grant of Restricted Stock Units.  Pursuant to, and subject to, the terms and conditions set forth herein (including without limitation Section 17 hereof) and in the Plan, the Company hereby grants to the Participant 292,398 restricted stock units (the “Restricted Stock Units”).  Each Restricted Stock Unit represents the right to receive one share of Common Stock or, in the discretion of the Administrator, an amount of cash equal to the Fair Market Value of such share of Common Stock, subject to the terms and conditions set forth in this Agreement and the Plan.  Notwithstanding anything herein to the contrary: (a) subject to subclause (c) below and the last sentence of this paragraph, the Restricted Stock Units are granted subject to approval of the Plan by the shareholders of the Company; (b) no Restricted Stock Units granted hereunder will vest or be settled in shares of Common Stock prior to shareholder approval of the Plan; and (c) in the event that the amendment and restatement of the Plan is not approved by the Company’s stockholders by March 23, 2018, the Restricted Stock Units granted hereunder shall not be eligible to be settled in shares of Common Stock but shall exclusively be settled in accordance with the terms of this Agreement by the payment of an amount in cash equal to the Fair Market Value of such shares of Common Stock (with Fair Market Value determined as of the applicable date of vesting), such payment to be made in accordance with Section 7 below.  Additionally, in the event that, prior to the amendment and restatement of the Plan being approved by the Company's stockholders, (i) the Holder's employment is terminated such that he becomes vested in all or part of the Restricted Stock Units in accordance with Section 6 below, (ii) a Change in Control occurs (as defined in Section 4(b) below), or (iii) a Vesting Date (as defined in Section 4(a)) occurs, then, to the extent that the Company is not able to settle such Restricted Stock Units in shares of Common Stock, such Restricted Stock Units shall be settled in accordance with the terms of this Agreement by the payment of an amount in cash equal to the Fair Market Value of such shares of Common Stock (with Fair Market Value determined as of the applicable date of vesting), such payment to be made in accordance with Section 7 below.

2.         Grant Date.  The Grant Date of the Restricted Stock Units is March 23, 2017.

3.         Incorporation of Plan.  All terms, conditions and restrictions of the Plan are incorporated herein and made part hereof as if stated herein.  If there is any conflict between the terms and conditions of the Plan and this Agreement, the terms and conditions of the Plan, as interpreted by the Administrator, shall govern.  Except as otherwise provided herein, all capitalized terms used herein shall have the meaning given to such terms in the Plan.

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4.          Vesting.

(a)          Subject to Section 4(b) and Section 6 hereof and the further provisions of this Agreement,  1/3 of the total number of Restricted Stock Units shall vest on each of the first three anniversaries of October 15, 2016 (rounding down to the nearest whole Restricted Stock Unit on each of the first two anniversaries and rounding up on the third anniversary) (each such date, a “Vesting Date”), in each case subject to the Participant’s continued service with the Company on the applicable Vesting Date.

(b)         In the event of the occurrence of a Change in Control, the Restricted Stock Units shall become vested in full on the date six months after the date of such Change in Control (to the extent not previously vested in accordance with Section 4(a), Section 6(b), or Section 6(c)), subject to the Participant’s continued service with the Company on the vesting date; provided, however, that if this award is not assumed, continued or substituted for an equivalent award by the acquirer in such Change in Control, then the Restricted Stock Units shall become vested in full upon the consummation of the Change in Control.  For the purposes of this Agreement, Change in Control will have the meaning set forth in the the Participant’s Employment Agreement with the Company dated as of September 21, 2007, as amended from time to time (the “Employment Agreement”), provided, however that subclauses (iv) and (v) of such definition shall not apply for purposes of this Agreement.

5.         Restrictions on Transferability.  No Restricted Stock Units may be transferred, pledged, assigned, hypothecated or otherwise disposed of in any way by the Participant, except by will or by the laws of descent and distribution. In the event that the Participant becomes legally incapacitated, the Participant’s rights with respect to the Restricted Stock Units shall be exercisable by the Participant’s legal guardian or legal representative.  The Restricted Stock Units shall not be subject to execution, attachment or similar process.  Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Restricted Stock Units contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon an Restricted Stock Units, shall be null and void and without effect. All shares of Common Stock underlying the Restricted Stock Units shall be subject to the transfer restrictions and rights of the Company set forth in the Company’s Articles of Incorporation.

6.         Termination of Service.

(a)         In the event that the Participant’s Service with the Company terminates before all the Restricted Stock Units are vested for any reason other than a termination by the Company without cause (as defined in the Plan), by the Participant for Good Reason (as defined in the Employment Agreement), or the Participant’s death or disability (as defined in the Plan), all unvested Restricted Stock Units, together with any Dividend Equivalents related to such Restricted Stock Units, as set forth in Section 9 hereof, shall be forfeited as of the date such Service terminates and the Participant shall not be entitled to any compensation or other amount with respect to such forfeited Restricted Stock Units.  For purposes hereof, “Service” means a continuous time period during which the Participant is at least one of the following:  an employee or a director of, or a consultant to, the Company.

(b)         In the event that, before all the Restricted Stock Units are vested, the Participant’s Service with the Company is terminated by the Company without cause (as defined in the Plan) or by the Participant for Good Reason, all Restricted Stock Units shall become vested immediately as of the date of such termination of Service.

(c)         In the event that, before all the Restricted Stock Units are vested, the Participant’s Service with the Company terminates for reason of the Participant’s death or disability (as defined in the Plan), a Pro Rata Portion of the Restricted Stock Units shall become vested as of the date such Service terminates in addition to the portion of the Restricted Stock Units which have already become vested as of such date, and all other Restricted Stock Units which are not and have not become vested, together with any Dividend Equivalents related to such Restricted Stock Units, as set forth in Section 9 hereof, shall be forfeited as of the date such Service terminates.  For purposes hereof, “Pro Rata Portion” shall mean that number of Restricted Stock Units that would become vested on the next Vesting Date multiplied by a fraction, the denominator of which is 12 and the numerator of which is the number of completed months (measured from the day of the month of the Vesting Date to the same day of the following month) between the immediately preceding Vesting Date (or the Grant Date if there is no preceding Vesting Date) and the date of termination of Service.

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7.         Settlement.

(a)         All vested Restricted Stock Units shall be settled within 30 days following the applicable vesting date by the Company’s issuance and delivery to the Participant of a number of shares of Common Stock equal to the number of vested Restricted Stock Units or, in the discretion of the Administrator, by the payment of an amount in cash equal to the Fair Market Value of such shares of Common Stock (with Fair Market Value determined as of the applicable date of vesting).  For the avoidance of doubt, in the event that the amendment and restatement of the Plan is not approved by the Company's stockholders by the first anniversary of the date that the Board of Directors of the Company adopts the amended and restated Plan (including if the amendment and restatement of the Plan is never approved by the Company's stockholders), then this Agreement shall continue to bind the Company, in accordance with the terms and conditions of this Agreement, with the only exception being that Restricted Stock Units will be settled in cash to the extent that the Company is not able to settle such Restricted Stock Units in shares of Common Stock.

(b)          The Participant shall not be deemed for any purpose to be, or have rights as, a shareholder of the Company by virtue of the grant of Restricted Stock Units, unless and until shares of Common Stock are issued to the Participant in respect of such Restricted Stock Units.

8.         Securities Matters.  The Company shall be under no obligation to effect the registration pursuant to the Securities Act of 1933, as amended (the “1933 Act”) of any interests in the Plan or any shares of Common Stock to be issued thereunder or to effect similar compliance under any state laws.  The Company shall not be obligated to cause to be issued any shares, whether by means of stock certificates or appropriate book entries, unless and until the Company is advised by its counsel that the issuance of such shares is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Common Stock are traded.  The Administrator may require, as a condition of the issuance of shares of Common Stock pursuant to the terms hereof, that the recipient of such shares make such covenants, agreements and representations, and that any certificates bear such legends and any book entries be subject to such electronic coding, as the Administrator, in its sole discretion, deems necessary or desirable.  The Participant specifically understands and agrees that the shares of Common Stock, if and when issued, may be “restricted securities,” as that term is defined in Rule 144 under the 1933 Act and, accordingly, the Participant may be required to hold the shares indefinitely unless they are registered under such Act or an exemption from such registration is available.

9.         Dividend Equivalents.  Notwithstanding anything herein, each Restricted Stock Unit granted hereunder is hereby granted in tandem with a corresponding dividend equivalent (a “Dividend Equivalent”), which Dividend Equivalent shall remain outstanding from the Grant Date until the earlier of the settlement or forfeiture of the Restricted Stock Unit to which it corresponds.  If a Restricted Stock Unit is forfeited, the corresponding Dividend Equivalent shall be forfeited as well.  At such time as a Restricted Stock Unit is settled pursuant to Section 7, the corresponding Dividend Equivalent shall be settled for a payment in cash equal to the aggregate value of dividends declared, if any, on the Common Stock underlying such Restricted Stock Unit; provided, however, if any dividends or distributions are paid in shares of Common Stock, the Administrator, in its discretion, may settle such Dividend Equivalent in cash or shares of Common Stock.  Dividend Equivalents shall not entitle the Participant to any payments relating to dividends declared after the earlier to occur of the settlement or forfeiture of the Restricted Stock Units underlying such Dividend Equivalents.

10.         Delays or Omissions.  No delay or omission to exercise any right, power or remedy accruing to any party hereto upon any breach or default of any party under this Agreement, shall impair any such right, power or remedy of such party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party or any provisions or conditions of this Agreement, must be in a writing signed by such party and shall be effective only to the extent specifically set forth in such writing.

11.         Right of Discharge Preserved.  Nothing in this Agreement shall confer upon the Participant the right to continue in the employ or other service of the Company, or affect any right which the Company may have to terminate such employment or service.

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12.         Integration.  This Agreement contains the entire understanding of the parties with respect to its subject matter.  There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein.  This Agreement, including, without limitation, the Plan, supersedes all prior agreements and understandings between the parties with respect to its subject matter.

13.         Counterparts.  This Agreement may be executed in any number of original or facsimile or electronic PDF counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

14.         Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to the provisions governing conflict of laws.

15.         Forfeiture and Recapture.   The Restricted Stock Units and any Common Stock issued or cash paid with respect to the Restricted Stock Units will be subject to recoupment in accordance with any existing clawback or recoupment policy, or any clawback or recoupment policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law.

16.         Participant Acknowledgment.  The Participant hereby acknowledges receipt of a copy of the Plan.  The Participant hereby acknowledges that all decisions, determinations and interpretations of the Administrator in respect of the Plan, this Agreement and the Restricted Stock Units shall be final and conclusive.

17.         Section 409A.  This Agreement is intended to comply with Section 409A of the Code (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A.  Notwithstanding any other provision of the Plan or this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption.  Any payments under this Agreement that may be excluded from Section 409A shall be excluded from Section 409A to the maximum extent possible.  Section 8(a) of the Employment Agreement is expressly incorporated into, and made applicable to, this Agreement.  Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company or any of its subsidiaries or affiliates be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Participant on account of non-compliance with Section 409A.

18.         Notices.  Any notice hereunder by the Participant shall be given to the Company in writing and such notice shall be deemed duly given only upon receipt thereof by the Chairman of the Board of Directors of the Company.  Any notice hereunder by the Company shall be given to the Participant in writing at the most recent address as Participant may have on file with the Company.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its duly authorized officer, and the Participant has hereunto signed this Agreement on his own behalf, thereby representing that he has carefully read and understands this Agreement and the Plan as of the day and year first written above.

GENCO SHIPPING & TRADING LIMITED

By:
Name:	Apostolos Zafolias
Title:	Chief Financial Officer

JOHN C. WOBENSMITH

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Exhibit E

Amended and Restated 2015 Equity Incentive Plan

(see attached)

GENCO SHIPPING & TRADING LIMITED

AMENDED AND RESTATED 2015 EQUITY INCENTIVE PLAN

ARTICLE I

General

1.1          Purpose

The Genco Shipping & Trading Limited Amended and Restated 2015 Equity Incentive Plan (the “Plan”) is designed to provide certain key persons, on whose initiative and efforts the successful conduct of the business of Genco Shipping & Trading Limited, a Marshall Islands corporation (the “Company”) depends, and who are responsible for the management, growth and protection of the business of the Company, with incentives to: (a) enter into and remain in the service of the Company, a Company subsidiary or a Company joint venture, (b) acquire a proprietary interest in the success of the Company, (c) maximize their performance and (d) enhance the long-term performance of the Company (whether directly or indirectly through enhancing the long-term performance of a Company subsidiary or a Company joint venture).

1.2          Administration

(a)           Administration by Board of Directors.  The Plan shall be administered by the Company’s Board of Directors (the “Board of Directors” or “Board”).  The term “Administrator” shall refer to the Board or any committee or person to whom the Board has delegated its authority pursuant to Section 1.2(d) hereof.

(b)           Administrator’s Authority.  The Administrator shall have the authority to (i) exercise all of the powers granted to it under the Plan, (ii) construe, interpret and implement the Plan and any Award Agreements executed pursuant to Section 2.1, (iii) prescribe, amend and rescind rules and regulations relating to the Plan, including rules governing its own operations, (iv) make all determinations necessary or advisable in administering the Plan and (v) correct any defect, supply any omission and reconcile any inconsistency in the Plan.

(c)            Administrator Action.  Actions of the Administrator shall be taken by the vote of a majority of its members.  Any action may be taken by a written instrument signed by a majority of the Administrator members, and action so taken shall be fully as effective as if it had been taken by a vote at a meeting.  Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, the Administrator may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities to any person or persons selected by it, and may revoke any such allocation or delegation at any time.

(d)           Deemed Delegation to Committee.  To the extent permitted by law and except when the Company’s Board of Directors elects to act as the Administrator or to delegate its responsibilities and powers to another person or persons, the Board of Directors shall be deemed to have delegated its all of its responsibilities and powers under the Plan, other than the authority to amend or terminate the Plan, to the Compensation Committee of the Board of Directors or

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such other committee or subcommittee as the Board may designate or as shall be formed by the abstention or recusal of a non-Qualified Member (as defined below) of such committee (the “Committee”).  The members of the Committee shall be appointed by, and serve at the pleasure of, the Board of Directors.  While it is intended that at all times that the Committee acts in connection with the Plan, the Committee shall consist solely of Qualified Members, the number of whom shall not be less than two, the fact that the Committee is not so comprised will not invalidate any grant hereunder that otherwise satisfies the terms of the Plan.  For purposes of the foregoing, a “Qualified Member” is a “non-employee director” within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934 (the “1934 Act”).

(e)           Determinations Final.  The Administrator shall act in its sole discretion with respect to all matters relating to the Plan and any Award Agreement, and the determination of the Administrator on all such matters shall be final, binding and conclusive.

(f)            Limit on Administrator’s Liability.  Neither the Administrator nor any member of the Administrator shall be liable for any action or determination made in good faith with respect to the Plan or any award thereunder.

1.3          Persons Eligible for Awards

The persons eligible to receive awards under the Plan are those officers, directors, and executive, managerial, administrative and professional employees of and consultants to the Company,  a Company subsidiary or a Company joint venture, (collectively, “key persons”) as the Administrator shall select, in each case to the extent permitted under Form S-8 under the 1934 Act, taking into account the duties of the respective employees, their present and potential contributions to the success of the Company, and such other factors as the Administrator shall deem relevant in connection with accomplishing the purpose of the Plan.  The Administrator may from time to time, determine that any key person shall be ineligible to receive awards under the Plan.

1.4         Types of Awards Under Plan

Awards may be made under the Plan in the form of (a) stock options, (b) stock appreciation rights, (c) dividend equivalent rights, (d) restricted stock, (e) restricted stock units and (f) unrestricted stock, all as more fully set forth in Article II. The term “award” means any of the foregoing.

1.5          Shares Available for Awards

(a)           Aggregate Number of Shares.  As originally adopted, the Plan provided for the issuance of up to 4,000,000 shares of common stock of the Company (“Common Stock”), subject to Section 3.6(a), which was adjusted to 400,000 shares as a result of the Company’s 1-for-10 reverse stock split on July 7, 2016. Pursuant to the amendment and restatement of the Plan, subject to Section 3.6(a), awards under the plan may be granted with respect to an aggregate of 2,750,000 shares of Common Stock.  Shares issued pursuant to the Plan may be

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authorized but unissued Common Stock, authorized and issued Common Stock held in the Company’s treasury or Common Stock acquired by the Company for the purposes of the Plan.

(b)             Certificate Legends. The Administrator may direct that any stock certificate evidencing shares issued pursuant to the Plan shall bear a legend setting forth such restrictions on transferability as may apply to such shares, and if such shares are in book entry form, that they be subject to electronic coding or stop order reflecting the applicable restrictions.

(c)           Certain Shares to Become Available Again. The following shares of Common Stock shall again become available for awards under the Plan: any shares that are subject to an award under the Plan and that remain unissued upon the cancellation or termination of such award for any reason whatsoever; any shares of restricted stock forfeited pursuant to Section 2.6(e), provided that any dividends paid on such shares are also forfeited pursuant to such Section 2.6(e); and any shares in respect of which a stock appreciation right or restricted stock unit award is settled for cash.

(d)           Individual Limit.  Except for the limits set forth in this Section 1.5(d) and in Section 1.5(e), no provision of this Plan shall be deemed to limit the number or value of shares with respect to which the Administrator may make awards to any key person. Subject to adjustment as provided in Section 3.6(a), at such time as the Company shall be subject to United States income tax, the total number of shares of Common Stock with respect to which awards may be granted to any key person during any one calendar year shall not exceed 1,000,000 shares.  Stock options and stock appreciation rights granted and subsequently canceled or deemed to be canceled in the same calendar year count against such limit for that year even after their cancellation.

(e)           Director Limit.  Subject to adjustment as provided in Section 3.6(a), the total number of shares of Common Stock with respect to which awards may be granted to any non-employee director of the Company during any one calendar year shall not exceed 500,000 shares.

1.6          Definitions of Certain Terms

(a)           The term “cause” in connection with a termination of employment or other service for cause shall mean:

(i)            with respect to a member of the Board, cause shall consist of those acts or omissions that would constitute “cause” under the by-laws of the Company, as they may be amended from time to time;

(ii)          with respect to an employee or consultant, to the extent that there is an employment, severance or other agreement governing the relationship between the grantee and the Company, or the in the case of a member of the Board, which agreement contains a definition of “cause,” cause shall consist of those acts or omissions that would constitute “cause” under such agreement or document; and otherwise,

(iii)         the occurrence of any one or more of the following:

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(A)             any failure by the grantee substantially to perform the grantee’s employment or other duties;

(B)             any excessive unauthorized absenteeism by the grantee;

(C)             any refusal by the grantee to obey the lawful orders of the Board or any other person or Administrator to whom the grantee reports;

(D)             any act or omission by the grantee that is or may be injurious to the Company, monetarily or otherwise;

(E)             any act by the grantee that is inconsistent with the best interests of the Company;

(F)             the grantee’s material violation of any of the Company’s policies, including, without limitation, those policies relating to discrimination or sexual harassment;

(G)             the grantee’s unauthorized (I) removal from the premises of the Company or an affiliate of any document (in any medium or form) relating to the Company or an affiliate or the customers or clients of the Company or an affiliate or (II) disclosure to any person or entity of any of the Company’s, or its affiliates’ confidential or proprietary information;

(H)             the grantee’s commission of any felony, or any other crime involving moral turpitude; and

(I)             the grantee’s commission of any act involving dishonesty or fraud.

Any rights the Company may have hereunder in respect of the events giving rise to cause shall be in addition to the rights the Company may have under any other agreement with a grantee or at law or in equity.  Any determination of whether a grantee’s employment is (or is deemed to have been) terminated for cause shall be made by the Administrator, which determination shall be final, binding and conclusive on all parties.  If, subsequent to a grantee’s voluntary termination of employment or involuntary termination of employment without cause, it is discovered that the grantee’s employment could have been terminated for cause, the Administrator may deem such grantee’s employment to have been terminated for cause.  A grantee’s termination of employment for cause shall be effective as of the date of the occurrence of the event giving rise to cause, regardless of when the determination of cause is made.

(b)           The term “Code” shall mean the Internal Revenue Code of 1986, as amended.

(c)           The term “director” shall mean a member of the Board, a member of the board of directors of any subsidiary of the Company and a member of the governing body of any subsidiary of the Company that is a partnership, limited liability company or other form of entity.

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(d)          The term “employment” and “employed” shall be deemed to mean an employee’s employment with, or a consultant’s provision of services to, the Company or any Company subsidiary and each director’s service as a director.

(e)           The “Fair Market Value” of a share of Common Stock on any day shall be the closing price on the New York Stock Exchange, as reported for such day in The Wall Street Journal or, if no such price is reported for such day, the average of the high bid and low asked price of Common Stock as reported for such day.  If no quotation is made for the applicable day, the Fair Market Value of a share of Common Stock on such day shall be determined in the manner set forth in the preceding sentence using quotations for the next preceding day for which there were quotations, provided that such quotations shall have been made within the ten (10) business days preceding the applicable day.  Notwithstanding the foregoing, if deemed necessary or appropriate by the Board, the Fair Market Value of a share of Common Stock on any day shall be determined by the Board.  In no event shall the Fair Market Value of any share of Common Stock be less than its par value.

(f)            A grantee shall be deemed to have terminated employment upon (i) the date the grantee ceases to be employed by, or to provide consulting services for, the Company, any Company subsidiary, any Company joint venture, or any corporation (or any of its subsidiaries) which assumes the grantee’s award in a transaction to which section 424(a) of the Code applies (a “424 Corporation”); or (ii) the date the grantee ceases to be a Board member or a member of the board of directors of a 424 Corporation, provided, however, that in the case of a grantee (x) who is, at the time of reference, both an employee or consultant and a Board member, or (y) who ceases to be engaged as an employee, consultant or Board member and immediately is engaged in another of such relationships with the Company, any Company subsidiary, any Company joint venture, or any 424 Corporation, the grantee shall be deemed to have a “termination of employment” upon the later of the dates determined pursuant to subparagraphs (i) and (ii) above.  The Administrator may determine whether any leave of absence constitutes a termination of employment for purposes of the Plan and the impact, if any, of any such leave of absence on awards theretofore made under the Plan.

ARTICLE II

Awards Under The Plan

2.1          Agreements Evidencing Awards

Each award granted under the Plan (except an award of unrestricted stock) shall be evidenced by a written certificate or agreement (together with any written amendments or modifications thereto, an “Award Agreement”) which shall contain such provisions as the Administrator may in its sole discretion deem necessary or desirable. By accepting an award pursuant to the Plan, a grantee thereby agrees that the award shall be subject to all of the terms and provisions of the Plan and the applicable Award Agreement.

2.2          Grant of Stock Options, Stock Appreciation Rights and Dividend Equivalent Rights

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(a)           Stock Option Grants. The Administrator may grant stock options (“options”) to purchase shares of Common Stock from the Company, to such key persons, and in such amounts and subject to such vesting and forfeiture provisions and other terms and conditions, as the Administrator shall determine in its sole discretion, subject to the provisions of the Plan.  Options granted under the Plan shall not be incentive stock options within the meaning of Section 422 of the Code.

(b)           Stock Appreciation Right Grants; Types of Stock Appreciation Rights. The Administrator may grant stock appreciation rights to such key persons, and in such amounts and subject to such vesting and forfeiture provisions and other terms and conditions, as the Administrator shall determine in its sole discretion, subject to the provisions of the Plan. Stock appreciation rights may be granted in connection with all or any part of, or independently of, any option granted under the Plan. A stock appreciation right granted in connection with an option may be granted at or after the time of grant of such option.

(c)           Nature of Stock Appreciation Rights. The grantee of a stock appreciation right shall have the right, subject to the terms of the Plan and the applicable Award Agreement, to receive from the Company an amount equal to (i) the excess of the Fair Market Value of a share of Common Stock on the date of exercise of the stock appreciation right over an amount determined by the Administrator, which may not be less than the Fair Market Value of a share of Common Stock on the date of grant (or over the option exercise price if the stock appreciation right is granted in connection with an option), multiplied by (ii) the number of shares with respect to which the stock appreciation right is exercised. Payment upon exercise of a stock appreciation right shall be in cash or in shares of Common Stock (valued at their Fair Market Value on the date of exercise) or both, all as the Administrator shall determine in its sole discretion. Upon the exercise of a stock appreciation right granted in connection with an option, the number of shares subject to the option shall be reduced by the number of shares with respect to which the stock appreciation right is exercised. Upon the exercise of an option in connection with which a stock appreciation right has been granted, the number of shares subject to the stock appreciation right shall be reduced by the number of shares with respect to which the option is exercised.

(d)          Option Exercise Price. Each Award Agreement with respect to an option shall set forth the amount (the “option exercise price”) payable by the grantee to the Company upon exercise of the applicable option. The option exercise price shall be determined by the Administrator in its sole discretion; provided, however, that the option exercise price per share shall be at least 100% of the Fair Market Value of a share of Common Stock on the date the option is granted, and provided further that in no event shall the option exercise price be less than the par value of a share of Common Stock.

(e)           Exercise Period.

(i)                      The Administrator shall determine the periods during which an option or stock appreciation right shall be exercisable, whether in whole or in part. The Administrator may provide that a stock option or stock appreciation right will be automatically exercised on specific dates or upon the occurrence of a specified event.

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(ii)                    Unless the applicable Award Agreement provides otherwise, the following terms shall apply:

(A)        An option or stock appreciation right shall become exercisable with respect to a number of shares as close as possible to 25% of the shares subject to such option or stock appreciation right on each of the first four anniversaries of the date of grant.  A stock appreciation right granted in connection with an option may be exercised at any time when, and to the same extent that, the related option may be exercised.

(B)         The option or stock appreciation right may be exercised from time to time as to all or part of the shares as to which such award is then exercisable.

(C)         The option or stock appreciation right shall remain exercisable until the earlier of (I) the tenth anniversary of the date of grant or (II) the expiration, cancellation or termination of the award, as set forth in Section 2.4 or otherwise.

2.3          Exercise of Options and Stock Appreciation Rights

Subject to the other provisions of this Article II, each option or stock appreciation right granted under the Plan shall be exercisable as follows:

(a)           Notice of Exercise. An option or stock appreciation right shall be exercised by the filing of a written notice with the Company or the Company’s designated exchange agent (the “exchange agent”), on such form and in such manner as the Administrator shall in its sole discretion prescribe.

(b)           Payment of Exercise Price. Any written notice of exercise of an option shall be accompanied by payment for the shares being purchased. Such payment shall be made by one or more of the following methods: (i) certified or official bank check (or the equivalent thereof acceptable to the Company or its exchange agent); (ii) with the consent of the Administrator, delivery of shares of Common Stock having a Fair Market Value (determined as of the exercise date) equal to all or part of the option exercise price; or (iii) at the sole discretion of the Administrator and to the extent permitted by law and consistent with the terms of the Plan, such other provision as the Administrator may from time to time prescribe (whether directly or indirectly through the exchange agent).

(c)           Delivery of Certificates Upon Exercise. Promptly after receiving payment of the full option exercise price or after receiving notice of the exercise of a stock appreciation right for which payment will be made partly or entirely in shares, the Company or its exchange agent shall, subject to the provisions of Section 3.2, deliver to the grantee or to such other person as may then have the right to exercise the award, a certificate or certificates for the shares of Common Stock for which the award has been exercised or shall establish an account evidencing ownership of such shares in uncertificated form. If the method of payment employed upon option exercise so requires, and if applicable law permits, a grantee may direct the Company, or its exchange agent as the case may be, to deliver the stock certificate(s) to the grantee’s stockbroker.

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(d)           Investment Purpose and Legal Requirements.  Notwithstanding the foregoing, at the time of the exercise of any option, the Company may, if it shall deem it necessary or advisable for any reason, require the holder of such option (i) to represent in writing to the Company that it is the optionee’s then intention to acquire the shares with respect to which the option is to be exercised for investment and not with a view to the distribution thereof, or (ii) to postpone the date of exercise until such time as the Company has available for delivery to the optionee a prospectus meeting the requirements of all applicable securities laws; and no shares shall be issued or transferred upon the exercise of any option unless and until all legal requirements applicable to the issuance or transfer of such shares have been complied with to the satisfaction of the Company.  The Company shall have the right to condition any issuance of shares to any optionee hereunder on such optionee’s undertaking in writing to comply with such restrictions on the subsequent transfer of such shares as the Company shall deem necessary or advisable as a result of any applicable law, regulation or official interpretation thereof, and certificates representing such shares may contain a legend to reflect any such restrictions.

(e)           No Shareholder Rights. No grantee of an option or stock appreciation right (or other person having the right to exercise such award) shall have any of the rights of a stockholder of the Company with respect to shares subject to such award until the issuance of a stock certificate to such person for such shares or the establishment of an account to record such stock ownership in uncertificated form. Except as otherwise provided in Section 3.6(a), no adjustment shall be made for dividends, distributions or other rights (whether ordinary or extraordinary, and whether in cash, securities or other property) for which the record date is prior to the date such stock certificate is issued or such account is established.

2.4         Termination of Employment; Death Subsequent to a Termination of Employment

Except to the extent otherwise provided by the Administrator in an Award Agreement, the following rules shall apply to options and stock appreciation rights in the event of the grantee’s termination of employment.

(a)           General Rule.  Except to the extent otherwise provided in this Section 2.4 or in Section 3.7(b)(ii), a grantee whose employment terminates may exercise any outstanding option or stock appreciation right (i) only to the extent that the award was exercisable on (or became exercisable in connection with) the effective date of the termination of employment and (ii) only during the three-month period following the termination of employment, but in no event after the original expiration date of the award.  The option or stock appreciation right, to the extent not exercisable on the effective date of the termination of employment or not exercised during the three-month period following the termination of employment, shall terminate.

(b)           Termination for Cause; Resignation. If a grantee’s employment is terminated for cause or the grantee resigns without the Company’s prior consent, all options and stock appreciation rights not theretofore exercised shall terminate as of the commencement of business on the effective date of the grantee’s termination of employment.

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(c)            Retirement.  If the Administrator so determines, a grantee who retires (as defined below) may exercise any outstanding option or stock appreciation right pursuant to its terms, without any earlier expiration of the award.  For this purpose “retirement” shall mean a grantee’s termination of employment, under circumstances other than those described in paragraph (b) above, on or after: (x) his 65th birthday, (y) the date on which he has attained age 60 and completed at least five years of service with the Company, as applicable, (using any method of calculation the Administrator deems appropriate) or (z) if approved by the Administrator, on or after he has completed at least 20 years of service

(d)           Disability.  A grantee whose employment terminates by reason of a disability (as defined below), may exercise any outstanding option or stock appreciation right (i) only to the extent that the award was exercisable on (or became exercisable in connection with) the effective date of the termination of employment and (ii) only during the one-year period following the termination of employment, but in no event after the original expiration date of the award.  The option or stock appreciation right, to the extent not exercisable on the effective date of the termination of employment or not exercised during the one-year period following the termination of employment, shall terminate.  For this purpose “disability” shall mean any physical or mental condition that would qualify a grantee for a disability benefit under the long-term disability plan maintained by the Company, if there is no such plan, a physical or mental condition that prevents the grantee from performing the essential functions of the grantee’s position (with or without reasonable accommodation) for a period of six consecutive months.  The existence of a disability shall be determined by the Administrator.

(e)           Death.

(i)                      Termination of Employment as a Result of Grantee’s Death. If a grantee dies while employed, then any outstanding option or stock appreciation right shall continue to be exercisable pursuant to its terms, without any earlier expiration of the award.

(ii)                    Death Subsequent to a Termination of Employment. If a grantee dies subsequent to terminating employment but prior to the expiration of a stock option or a stock appreciation right (as provided by paragraphs (a), (c), or (d) above), the award shall remain exercisable until the earlier to occur of (A) the first anniversary of the grantee’s death or (B) the original expiration date of the award.  The option or stock appreciation right, to the extent not exercised during the one-year period following death, shall terminate.

(iii)                   Restrictions on Exercise Following Death. Any such exercise of an award following a grantee’s death shall be made only by the grantee’s executor or administrator or other duly appointed representative reasonably acceptable to the Administrator, unless the grantee’s will specifically disposes of such award, in which case such exercise shall be made only by the recipient of such specific disposition. If a grantee’s personal representative or the recipient of a specific disposition under the grantee’s will shall be entitled to exercise any award pursuant to the preceding sentence, such representative or recipient shall be bound by all the terms and conditions of the Plan and the applicable Award Agreement which would have applied to the grantee including, without limitation, the provisions of Sections 3.2 hereof.

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2.5         Transferability of Options and Stock Appreciation Rights

Except as otherwise provided in an applicable Award Agreement evidencing an option or stock appreciation right, during the lifetime of a grantee each option or stock appreciation right granted to a grantee shall be exercisable only by the grantee and no option or stock appreciation right shall be assignable or transferable otherwise than by will or by the laws of descent and distribution. The Administrator, in any applicable Award Agreement evidencing an option or a stock appreciation right, may permit a grantee to transfer all or some of the options or stock appreciation rights, as applicable, to (A) the grantee’s spouse, children or grandchildren (“Immediate Family Members”), (B) a trust or trusts for the exclusive benefit of such Immediate Family Members, or (C) other parties approved by the Administrator in its sole discretion, except that no such transfer may be for consideration. Following any such transfer, any transferred options and stock appreciation rights shall continue to be subject to the same terms and conditions as were applicable immediately prior to the transfer.

2.6          Grant of Restricted Stock

(a)           Restricted Stock Grants. The Administrator may grant restricted shares of Common Stock to such key persons, in such amounts, and subject to such vesting and forfeiture provisions and other terms and conditions as the Administrator shall determine in its sole discretion, subject to the provisions of the Plan. Restricted stock awards may be made independently of or in connection with any other award under the Plan. A grantee of restricted stock shall have no rights with respect to such award unless such grantee accepts the award within such period as the Administrator shall specify by accepting delivery of an Award Agreement in such form as the Administrator shall determine and, in the event the restricted shares are newly issued by the Company, makes payment to the Company or its exchange agent as required by the Administrator and in accordance with the Marshall Islands Business Corporations Act.

(b)           Issuance of Stock Certificate(s). Promptly after a grantee accepts a restricted stock award, the Company or its exchange agent shall issue to the grantee a stock certificate or certificates for the shares of Common Stock covered by the award or shall establish an account evidencing ownership of the stock in uncertificated form. Upon the issuance of such stock certificate(s), or establishment of such account, the grantee shall have the rights of a stockholder with respect to the restricted stock, subject to: (i) the nontransferability restrictions and forfeiture provision described in paragraphs (d) and (e) of this Section 2.6; (ii) in the Administrator’s sole discretion, to a requirement that any dividends paid on such shares shall be held by the Company or another custodian designated by the Company until all restrictions on such shares have lapsed; and (iii) any other restrictions and conditions contained in the applicable Award Agreement.

(c)           Custody of Stock Certificate(s). Unless the Administrator shall otherwise determine, any stock certificates issued evidencing shares of restricted stock shall remain in the possession of the Company or another custodian designated by the Company until such shares are free of any restrictions specified in the applicable Award Agreement. The Administrator may direct that such stock certificate(s) bear a legend setting forth the applicable restrictions on transferability,

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and if such shares are in book entry form, that they be subject to electronic coding or stop order reflecting the applicable restrictions.

(d)          Nontransferability/Vesting. Shares of restricted stock may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as otherwise specifically provided in this Plan or the applicable Award Agreement. The Administrator at the time of grant shall specify the date or dates (which may depend upon or be related to a period of continued employment with the Company, the achievement of performance goals or other conditions or a combination of such conditions) on which the nontransferability of the restricted stock shall lapse.

(e)           Consequence of Termination of Employment.  Except as may be otherwise provided by the Administrator in an Award Agreement or otherwise, a grantee’s termination of employment for any reason (including death) shall cause the immediate forfeiture of all shares of restricted stock that did not vest prior to, and do not vest on account of, such termination of employment.  All dividends paid on such shares also shall be forfeited, whether by termination of any arrangement under which such dividends are held, by the grantee’s repayment of dividends he received directly, or otherwise, unless the Administrator determines otherwise.

2.7          Grant of Restricted Stock Units

(a)           Restricted Stock Unit Grants. The Administrator may grant restricted stock units to such key persons, in such amounts, and subject to such terms and conditions as the Administrator shall determine in its sole discretion, subject to the provisions of the Plan. Restricted stock units may be awarded independently of or in connection with any other award under the Plan. A grantee of a restricted stock unit shall have no rights with respect to such award unless such grantee accepts the award within such period as the Administrator shall specify by accepting delivery of an Award Agreement in such form as the Administrator shall determine. A grant of a restricted stock unit entitles the grantee to receive a share of Common Stock or, in the sole discretion of the Administrator, the Fair Market Value of a share, on a date specified in the Award Agreement.  If no date is specified, the grantee shall receive such share or value on the date that the restricted stock unit vests.

(b)           Vesting/Nontransferability.  The Administrator shall specify at the time of grant the date or dates (which may depend upon or be related to a period of continued employment with the Company, the achievement of performance goals or other conditions or a combination of such conditions) on which the restricted stock units shall vest.  Restricted stock units may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as otherwise specifically provided in the applicable Award Agreement.

(c)           Consequence of Termination of Employment. Except as may otherwise be provided by the Administrator in an Award Agreement or otherwise, a grantee’s termination of employment for any reason (including death) shall cause the immediate forfeiture of all restricted stock units that did not vest prior to, and do not vest on account of, such termination of employment.

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(d)          Shareholder Rights.  The grantee of a restricted stock unit will have the rights of a stockholder only as to shares for which, pursuant to the award, a stock certificate has been issued or an account has been established evidencing ownership of the stock in uncertificated form, and not with respect to any other shares subject to the award.

2.8          Grant of Unrestricted Stock

The Administrator may grant (or sell at a purchase price at least equal to par value) shares of Common Stock free of restrictions under the Plan, to such key persons and in such amounts and subject to such forfeiture provisions as the Administrator shall determine in its sole discretion. Shares may be thus granted or sold in respect of past services or other valid consideration.

2.9          Dividend Equivalent Rights.

The Administrator may in its sole discretion include in any Award Agreement with respect to an option, stock appreciation right or restricted stock unit, a dividend equivalent right entitling the grantee to receive amounts equal to the ordinary dividends that would be paid, during the time such award is outstanding and unexercised, on the shares of Common Stock covered by such award if such shares were then outstanding. In the event such a provision is included in an Award Agreement, the Administrator shall determine whether such payments shall be made in cash or in shares of Common Stock, the time or times at which they shall be made, and such other vesting and forfeiture provisions and other terms and conditions as the Administrator shall deem appropriate.

ARTICLE III

Miscellaneous

3.1          Amendment of the Plan; Modification of Awards

(a)           Amendment of the Plan.

(i)                      General.  Subject to Section 3.1(a)(ii), the Board may from time to time suspend, discontinue, revise or amend the Plan in any respect whatsoever, except that no such amendment shall materially impair any rights or materially increase any obligations of the grantee under any award theretofore made under the Plan without the consent of the grantee (or, upon the grantee’s death, the person having the right to exercise the award). For purposes of this Section 3.1, any action of the Board that in any way alters or affects the tax treatment of any award or that in the sole discretion of the Board is necessary to prevent the grantee from being subject to tax with respect to an award under section 409A of the Code shall not be considered to materially impair any rights of any grantee.

(ii)                    Shareholder Approval Requirement.  Shareholder approval shall be required with respect to any amendment to the Plan (i) that increases the aggregate number of shares which may be issued under the Plan; (ii) to the extent required by applicable law or stock exchange rules or (iii) to the extent that the Board determines that stockholder approval is desirable or necessary.

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(b)           Modification of Awards.  The Administrator may cancel any award under the Plan.  Subject to the limitations in this Section 3.1(b), the Administrator also may amend any outstanding award and the applicable Award Agreement, including, without limitation, by amendment which would: (i) accelerate the time or times at which the award becomes unrestricted or may be exercised; (ii) waive or amend any goals, restrictions or conditions set forth in the Agreement; or (iii) waive or amend the operation of Section 2.4 with respect to the termination of the award upon termination of employment; provided however, that the Committee may not (w) lower the exercise price of an outstanding option or stock appreciation right, (x) cancel an option or stock appreciation right in exchange for a new option or stock appreciation right with a lower exercise price, (y) cancel an option or stock appreciation right in exchange for a different type of award under the Plan that has a value that is greater than the excess of the fair market value of the applicable shares on the date of such payment over the exercise price or (z) authorize the payment of cash in lieu of the exercise of an option or stock appreciation right in an amount that is greater than the excess of the fair market value of the applicable shares on the date of such payment over the exercise price.  However, any such cancellation or amendment (other than an amendment pursuant to Sections 3.6 or 3.7(b)) that materially impairs the rights or materially increases the obligations of a grantee under an outstanding award shall be made only with the consent of the grantee (or, upon the grantee’s death, the person having the right to exercise the award).

3.2          Consent Requirement

(a)           No Plan Action without Required Consent. If the Administrator shall at any time determine that any Consent (as hereinafter defined) is necessary or desirable as a condition of, or in connection with, the granting of any award under the Plan, the issuance or purchase of shares or other rights thereunder, or the taking of any other action thereunder (each such action being hereinafter referred to as a “Plan Action”), then such Plan Action shall not be taken, in whole or in part, unless and until such Consent shall have been effected or obtained to the full satisfaction of the Administrator.

(b)           Consent Defined. The term “Consent” as used herein with respect to any Plan Action means (i) any and all listings, registrations or qualifications in respect thereof upon any securities exchange or under any federal, state or local law, rule or regulation, (ii) any and all written agreements and representations by the grantee with respect to the disposition of shares, or with respect to any other matter, which the Administrator shall deem necessary or desirable to comply with the terms of any such listing, registration or qualification or to obtain an exemption from the requirement that any such listing, qualification or registration be made and (iii) any and all consents, clearances and approvals in respect of a Plan Action by any governmental or other regulatory bodies.

3.3          Nonassignability

Except as otherwise provided in the Plan, (a) no award or right granted to any person under the Plan or under any Award Agreement shall be assignable or transferable other than by will or by the laws of descent and distribution, in accordance with the terms of such awards and to the

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extent not forfeited upon death; and (b) all rights granted under the Plan or any Award Agreement shall be exercisable during the life of the grantee only by the grantee or the grantee’s legal representative.

3.4          Requirement of Notification of Election Under Section 83(b) of the Code

If any grantee shall, in connection with the acquisition of shares of Common Stock under the Plan, make the election permitted under section 83(b) of the Code (i.e., an election to include in gross income in the year of transfer the amounts specified in section 83(b)), such grantee shall notify the Company of such election within 10 days of filing notice of the election with the Internal Revenue Service and provide a copy of such election to the Company, in addition to any filing and notification required pursuant to regulations issued under the authority of Code section 83(b).

3.5         Withholding Taxes

(a)           Cash Payments. Whenever cash is to be paid pursuant to an award under the Plan, the Company shall be entitled to deduct therefrom an amount sufficient in its opinion to satisfy all federal, state and other governmental tax withholding requirements related to such payment.

(b)           Delivery of Common Stock. Whenever shares of Common Stock are to be delivered pursuant to an award under the Plan, the Company shall be entitled to require as a condition of delivery that the grantee remit to the Company an amount sufficient in the opinion of the Company to satisfy all federal, state and other governmental tax withholding requirements related thereto. With the approval of the Administrator, which the Administrator shall have sole discretion whether or not to give, the grantee may satisfy the foregoing condition by electing to have the Company withhold from delivery shares having a value equal to the amount of tax to be withheld. Such shares shall be valued at their Fair Market Value as of the date on which the amount of tax to be withheld is determined. Fractional share amounts shall be settled in cash. Such a withholding election may be made with respect to all or any portion of the shares to be delivered pursuant to an award.

3.6          Adjustment Upon Changes in Common Stock

(a)           Corporate Events.  In the event of any change in the number of shares of Common Stock outstanding by reason of any stock dividend or split, reverse stock split, recapitalization, consolidation, combination or exchange of shares or similar corporate change (collectively referred to as “corporate events”), the Administrator shall make the following adjustments, subject to Sections 3.6(b) and (c):

(i)                      Shares Available for Grants.  The maximum number of shares of Common Stock with respect to which the Administrator may grant awards under Article II hereof, as described in Section 1.5(a), and the individual limits described in Sections 1.5(d) and 1.5(e), shall be appropriately adjusted by the Administrator.  In the event of any change in the number of shares of Common Stock outstanding by reason of any event or transaction other than a corporate event, the Administrator may, but need not, adjust the maximum number of shares of

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Common Stock with respect to which the Administrator may grant awards under Article II hereof, as described in Section 1.5(a), and the individual limits described in Sections 1.5(d) and 1.5(e), with respect to the number and class of shares of Common Stock, in each case as the Administrator may deem appropriate.

(ii)                     Restricted Stock.  Unless the Administrator in its sole discretion otherwise determines, any securities or other property (including dividends paid in cash) received by a grantee with respect to a share of restricted stock as a result of a corporate event will not vest until such share of restricted stock vests, and shall be promptly deposited with the Company or another custodian designated by the Company.

(iii)                    Restricted Stock Units.  The Administrator shall adjust outstanding grants of restricted stock units to reflect any corporate event as the Administrator may deem appropriate to prevent the enlargement or dilution of rights of grantees.

(iv)                   Options, Stock Appreciation Rights and Dividend Equivalent Rights.  Subject to any required action by the stockholders of the Company, in the event of any increase or decrease in the number of issued shares of Common Stock or a change in the class of shares of Common Stock resulting from a corporate event or any other increase or decrease in the number of such shares effected without receipt of consideration by the Company, the Administrator shall proportionally adjust the number or class of shares of Common Stock subject to each outstanding option and stock appreciation right, the exercise price-per-share of Common Stock of each such option and stock appreciation right and the number of any related dividend equivalent rights.

(b)          Outstanding Options, Stock Appreciation Rights, Restricted Stock Units and Dividend Equivalent Rights – Certain Mergers.  Subject to any required action by the stockholders of the Company, in the event that the Company shall be the surviving corporation in any merger or consolidation (except a merger or consolidation as a result of which the holders of shares of Common Stock receive securities of another corporation), each option, stock appreciation right, restricted stock unit and dividend equivalent right outstanding on the date of such merger or consolidation shall pertain to and apply to the securities which a holder of the number of shares of Common Stock subject to such option, stock appreciation right, restricted stock unit or dividend equivalent right would have received in such merger or consolidation.

(c)           Outstanding Options, Stock Appreciation Rights, Restricted Stock Units and Dividend Equivalent Rights -- Certain Other Transactions.  In the event of (i) a dissolution or liquidation of the Company, (ii) a sale of all or substantially all of the Company’s assets, (iii) a merger or consolidation involving the Company in which the Company is not the surviving corporation or (iv) a merger or consolidation involving the Company in which the Company is the surviving corporation but the holders of shares of Common Stock receive securities of another corporation and/or other property, including cash, the Administrator shall, in its sole discretion, have the power to:

(i)                      cancel, effective immediately prior to the occurrence of such event, each option, stock appreciation right and restricted stock unit (including each dividend equivalent right related thereto) outstanding immediately prior to such event (whether or not then vested or

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exercisable), and, in full consideration of such cancellation, pay to the grantee (A) to whom such option or stock appreciation right was granted an amount in cash, for each share of Common Stock subject to such option or stock appreciation right, respectively, equal to the excess of (x) the value, as determined by the Administrator in its sole discretion, of the property (including cash) received by the holder of a share of Common Stock as a result of such event over (y) the exercise price of such option or stock appreciation right, provided, however, that if the exercise price of any such option or stock appreciation right exceeds such value, the option or stock appreciation right shall be cancelled without any consideration; and (B) to whom such restricted stock unit was granted, for each share of Common Stock subject to such award, the value, as determined by the Administrator in its sole discretion, of the property (including cash) received by the holder of a share of Common Stock as a result of such event; or

(ii)                     provide that each option and stock appreciation right outstanding immediately prior to such event (whether or not otherwise vested and exercisable) (a) may be exercised a period of not less than 30 days prior to the occurrence of such event and (b) shall expire upon the occurrence of such event, and cancel, effective immediately prior to the occurrence of such event, each restricted stock unit (including each dividend equivalent right related thereto) outstanding immediately prior to such event (whether or not then vested), and, in full consideration of such cancellation, pay to the grantee to whom such restricted stock unit was granted, for each share of Common Stock subject to such award, the value, as determined by the Administrator in its sole discretion, of the property (including cash) received by the holder of a share of Common Stock as a result of such event; or

(iii)                   provide, in a manner consistent with Section 409A of the Code, for the exchange of each option, stock appreciation right and restricted stock unit (including any related dividend equivalent right) outstanding immediately prior to such event (whether or not then exercisable) for an option on, stock appreciation right, restricted stock unit and dividend equivalent right with respect to, as appropriate, some or all of the property which a holder of the number of shares of Common Stock subject to such option, stock appreciation right or restricted stock unit would have received and, incident thereto, make an equitable adjustment as determined by the Administrator in its sole discretion in the exercise price of the option or stock appreciation right, or the number of shares or amount of property subject to the option, stock appreciation right, restricted stock unit or dividend equivalent right or, if the Administrator so determines in its sole discretion, provide for a cash payment to the grantee to whom such option, stock appreciation right or restricted stock unit was granted in partial consideration for the exchange of the option, stock appreciation right or restricted stock unit.

(d)           Outstanding Options, Stock Appreciation Rights, Restricted Stock Units and Dividend Equivalent Rights -- Other Changes.  In the event of any change in the capitalization of the Company or a corporate change other than those specifically referred to in Sections 3.6(a), (b) or (c) hereof, the Administrator may, in its sole discretion and in a manner consistent with Section 409A of the Code, make such adjustments in the number and class of shares or other property subject to options, stock appreciation rights, restricted stock units and dividend equivalent rights outstanding on the date on which such change occurs and in the per-share exercise price of each such option and stock appreciation right as the Administrator may consider appropriate to prevent dilution or enlargement of rights.  In addition, if and to the extent the Administrator, in

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its sole discretion, determines it is appropriate, the Administrator may elect to cancel each or any option, stock appreciation right and restricted stock unit (including each dividend equivalent right related thereto) outstanding immediately prior to such event (whether or not then exercisable), and, in full consideration of such cancellation, pay to the grantee to whom such award was granted an amount in cash, (A) for each share of Common Stock subject to such option or stock appreciation right, respectively, equal to the excess of (i) the Fair Market Value of Common Stock on the date of such cancellation over (ii) the exercise price of such option or stock appreciation right and (B) for each share of Common Stock subject to such restricted stock unit, equal to the Fair Market Value of Common Stock on the date of such cancellation.  In the event of any such cancellation, any option or stock appreciation right for which the exercise price of such option or stock appreciation right exceeds the Fair Market Value of Common Stock on the date of such cancellation, such option or stock appreciation right shall be cancelled without any consideration.

(e)           No Other Rights. Except as expressly provided in the Plan, no grantee shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger or consolidation of the Company or any other corporation. Except as expressly provided in the Plan, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Common Stock subject to an award or the exercise price of any option or stock appreciation right.

3.7         Change in Control

(a)           Change in Control Defined. For purposes of this Section 3.7 and, unless the applicable Award Agreement provides otherwise, for each award granted after the effective date of the amendment and restatement of the Plan, “Change in Control” shall mean the occurrence of any of the following:

(i)                      any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the 1934 Act (a “Person”) (other than  (A) Apollo Global Management LLC, Centerbridge Partners L.P., and Strategic Value Partners, LLC; their respective Affiliates; and their respective funds, managed accounts, and related entities managed by any of them or their respective Affiliates, or wholly-owned subsidiaries of the foregoing, but not including, however, any of their operating portfolio companies; and any group of the foregoing; where “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person, and a Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise  (each, an “Excluded Person”), (B) the Company, (C) any trustee or other fiduciary holding securities under any employee benefit plan of the Company, (D) any company or entity owned, directly or indirectly, by stockholders of the Company in substantially the same proportions as their ownership of common stock of the Company or (E) pursuant to a transaction or series of transactions in which the holders of the securities entitled to vote generally in the election of directors to the Board of

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Directors (the “Voting Securities”) of the Company outstanding immediately prior thereto, continue to retain or represent, directly or indirectly, (either by remaining outstanding or by being converted into Voting Securities of the surviving entity), more than 50% of the combined voting power of the Voting Securities of the Company, such surviving entity or any ultimate parent thereof outstanding immediately following such transaction or series of transactions (an “Exempt Transaction”)), becomes the “beneficial owner” (within the meaning of Rule 13d-3 under the 1934 Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding Voting Securities; or

(ii)                     the sale of all or substantially all of the Company’s assets in one or more related transactions within a 12-month period to any person, other than such a sale to (x) a subsidiary of the Company which does not involve a change in the equity holdings of the Company, (y) an Excluded Person, or (z) any company or entity owned, directly or indirectly, by stockholders of the Company in substantially the same proportions as their ownership of common stock of the Company; or

(iii)                  any merger, consolidation, reorganization or similar event of the Company or any of its subsidiaries, as a result of which the holders of the voting stock of the Company immediately prior to such merger, consolidation, reorganization or similar event do not directly or indirectly hold at least fifty percent (50%) of the aggregate voting power of the Voting Securities.

Notwithstanding the foregoing, a Change in Control will not be deemed to have occurred if an Excluded Person has the ability to appoint a majority of the members of the Board of Directors.

Notwithstanding the foregoing, for each award subject to Section 409A of the Code, a Change in Control shall be deemed to occur under this Plan with respect to such award only if a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company shall also be deemed to have occurred under Section 409A of the Code.

(b)           Effect of a Change in Control. Unless the Administrator provides otherwise in an Award Agreement, upon the occurrence of a Change in Control, notwithstanding any other provision of this Plan:

(i)                      to the extent permitted by law, the Administrator may, in its sole discretion, amend any Award Agreement in such manner as it deems appropriate;

(ii)                     if a grantee who incurs a termination of employment for any reason, other than for cause or a voluntary termination by the grantee (other than a voluntary termination for “Good Reason”, to the extent that there is an employment, severance or other agreement governing the relationship between the grantee and the Company which contains a definition of such term and as defined in such agreement), concurrent with or within one year following the Change in Control:

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(A)        any award to such grantee then outstanding shall become fully vested and any award in the form of an option or stock appreciation right shall be immediately exercisable; and

(B)         such grantee may exercise any outstanding option or stock appreciation right, but only to the extent that the grantee was entitled to exercise the award on his termination of employment date (including to the extent vested due to such termination of employment), until the earlier of (A) the original expiration date of the award and (B) the later of (x) the date provided for under the applicable Award Agreement or the terms of Section 2.4 without reference to this Section 3.7(b)(ii) and (y) the first anniversary of the grantee’s termination of employment.

(c)           Miscellaneous.  Whenever deemed appropriate by the Administrator, any action referred to in paragraph (b)(ii) of this Section 3.7 may be made conditional upon the consummation of the applicable Change in Control transaction.

3.8          Limitations Imposed by Section 162(m)

Notwithstanding any other provision hereunder, prior to a Change in Control, if and to the extent that the Administrator determines the Company’s United States federal tax deduction in respect of an award may be limited as a result of section 162(m) of the Code, the Administrator may take the following actions:

(a)           With respect to options, stock appreciation rights or dividend equivalent rights, the Administrator may delay the exercise or payment, as the case may be, in respect of such options, stock appreciation rights or dividend equivalent rights until a date that is within 30 days after the date that compensation paid to the grantee no longer is subject to the deduction limitation under section 162(m) of the Code. In the event that a grantee exercises an option, stock appreciation right or would receive a payment in respect of a dividend equivalent right at a time when the grantee is a 162(m) covered employee, and the Administrator determines to delay the exercise or payment, as the case may be, in respect of any such award, the Administrator shall credit cash or, in the case of an amount payable in Common Stock, the Fair Market Value of the Common Stock, payable to the grantee to a book account. The grantee shall have no rights in respect of such book account and the amount credited thereto shall not be transferable by the grantee other than by will or laws of descent and distribution. The Administrator may credit additional amounts to such book account as it may determine in its sole discretion. Any book account created hereunder shall represent only an unfunded, unsecured promise by the Company to pay the amount credited thereto to the grantee in the future.

(b)           With respect to restricted stock, unrestricted stock or restricted stock units, the Administrator may require the grantee to surrender to the Administrator any certificates with respect to restricted stock and unrestricted stock and agreements with respect to restricted stock units, in order to cancel the awards of such restricted stock, unrestricted stock and restricted stock units (and any related dividend equivalent rights). In exchange for such cancellation, the Administrator shall credit to a book account a cash amount equal to the Fair Market Value of the shares of Common Stock subject to such awards. The amount credited to the book account shall be paid to the grantee within 30 days after the date that compensation paid to the grantee no longer is subject to the deduction limitation under section 162(m) of the Code. The grantee shall

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have no rights in respect of such book account and the amount credited thereto shall not be transferable by the grantee other than by will or laws of descent and distribution. The Administrator may credit additional amounts to such book account as it may determine in its sole discretion. Any book account created hereunder shall represent only an unfunded, unsecured promise by the Company to pay the amount credited thereto to the grantee in the future.

3.9          Right of Discharge Reserved

Nothing in the Plan or in any Award Agreement shall confer upon any grantee the right to continue his employment or affect any right which the Company may have to terminate such employment or change the terms of such employment.

3.10       Nature of Payments

(a)           Consideration for Services Performed. Any and all grants of awards and issuances of shares of Common Stock under the Plan shall be in consideration of services performed for the Company by the grantee.

(b)           Not Taken into Account for Benefits. All such grants and issuances shall constitute a special incentive payment to the grantee and shall not be taken into account in computing the amount of salary or compensation of the grantee for the purpose of determining any benefits under any pension, retirement, profit-sharing, bonus, life insurance or other benefit plan of the Company or under any agreement between the Company and the grantee, unless such plan or agreement specifically otherwise provides.

3.11      Deferred Compensation

The Plan is intended to comply with the requirements of Section 409A of the Code so as not to be subject to tax under Section 409A, and shall be interpreted accordingly.  Notwithstanding anything else herein to the contrary, any payment scheduled to be made to a grantee after the grantee’s termination of employment shall not be made until the date six months after the date of the termination of employment, to the extent necessary to comply with Code Section 409A(a)(B)(i) and applicable Treasury Regulations.  Following any such six-month delay, all such delayed payments will be paid in a single lump sum on the date six months after such termination of employment.

3.12      Non-Uniform Determinations

The Administrator’s determinations under the Plan need not be uniform and may be made by it selectively among persons who receive, or who are eligible to receive, awards under the Plan (whether or not such persons are similarly situated). Without limiting the generality of the foregoing, the Administrator shall be entitled, among other things, to make non-uniform and selective determinations, and to enter into non-uniform and selective Award Agreements, as to (a) the persons to receive awards under the Plan, (b) the terms and provisions of awards under the Plan, and (c) the treatment of leaves of absence pursuant to Section 1.6(f).

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3.13      Other Payments or Awards

Nothing contained in the Plan shall be deemed in any way to limit or restrict the Company from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

3.14      Headings

Any section, subsection, paragraph or other subdivision headings contained herein are for the purpose of convenience only and are not intended to expand, limit or otherwise define the contents of such subdivisions.

3.15      Effective Date and Term of Plan

The Plan was initially adopted by the Board on June 26, 2015. The Board amended and restated the Plan on March 23, 2017, subject to approval of the Company’s stockholders.  If the amendment and restatement is not approved by the Company’s stockholders, the amendment and restatement as to Section 1.5(a) shall be null and void.

3.16      Restriction on Issuance of Stock Pursuant to Awards

The Company shall not permit any shares of Common Stock to be issued pursuant to awards granted under the Plan unless such shares of Common Stock are fully paid and non-assessable under applicable law.

3.17      Governing Law

Except to the extent preempted by any applicable federal law, the Plan will be construed and administered in accordance with the laws of the State of New York, without giving effect to principles of conflict of laws.

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